Exhibit 10.1

Execution Version

CREDIT AND SECURITY AGREEMENT

Dated as of August 5, 2025

among

INSEEGO CORP.

and

CERTAIN OF ITS SUBSIDIARIES PARTY HERETO

FROM TIME TO TIME AS BORROWERS,

each as a Borrower,

CERTAIN SUBSIDIARIES OF BORROWERS

as Guarantor,

and

BMO BANK N.A.,

as Lender

CREDIT AND SECURITY AGREEMENT

This CREDIT AND SECURITY AGREEMENT (this “Agreement”) is entered into as of August 5, 2025, among INSEEGO CORP., a Delaware corporation (the “Company”) and certain of its subsidiaries joined hereto as a borrower (each of the Company, and such subsidiary are referred to herein individually, as a “Borrower” and collectively, as “Borrowers”), the Guarantors (as defined herein) party hereto from time to time, and BMO BANK N.A., as lender (the “Lender”).

Preliminary Statements

A. The Borrowers have requested that the Lender provide a credit facility to the Borrowers to finance their mutual and collective business enterprise.

B. The Lender is willing to provide the credit facility on the terms and conditions set forth in this Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ Account” means “accounts” as defined in the UCC.

“ Account Debtor” means any Person who is or may become obligated under or on account of any Account, Contractual Obligation, Chattel Paper or General Intangible.

“ ACH” means automated clearing house transfers.

“ Acquisition” means the acquisition of (a) a controlling equity or other ownership interest in another Person, whether by purchase of such equity or other ownership interest or upon exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person.

“ Agreement” means this Credit and Security Agreement.

“ Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“ Allocable Amount” shall have the meaning specified in Section 2.13.

“ Anti-Corruption Laws” shall have the meaning specified in Section 6.21.

“ Anti-Money Laundering Laws” shall have the meaning specified in Section 8.18. “Applicable Margin” means with respect to any Type of Revolving Loan or Unused Fee, the percentages per annum set forth below, as based upon the Average Availability for the immediately preceding fiscal quarter:

Level	Average Availability (as a percentage of Revolving Credit Facility)	SOFR Revolving Loans	Base Rate Revolving Loans
I	> 66.667%	2.00%	1.00%
II	> 33.333% but < 66.667%	2.25%	1.25%
III	< 33.333%	2.50%	1.50%

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The Applicable Margin shall be set at Level I on the Closing Date and thereafter adjusted as set forth herein. Any increase or decrease in the Applicable Margin resulting from a change in Average Availability shall become effective as of the first day of each fiscal quarter based upon the Average Availability for the immediately preceding fiscal quarter. If any Borrowing Base Certificate (including any required financial information in support thereof) of the Company is not received by the Lender by the date required pursuant to Section 7.02(a), then the Applicable Margin shall be determined as if the Average Availability for the immediately preceding fiscal quarter is at Level III until such time as such Borrowing Base Certificate and supporting information are received.

“ Assumed Indebtedness” means Indebtedness of a Person which is (a) in existence at the time such Person becomes a Subsidiary or (b) assumed in connection with an Investment in or Acquisition of such Person, and which, in each case, (i) has not been incurred or created in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary, and (ii) such Indebtedness is not a revolving loan facility.

“ Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“ Audited Financial Statements” means the audited Consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2024, and the related Consolidated statements of income or operations, retained earnings and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

“ Auditor” has the meaning specified in Section 7.01(a).

“ Availability” means (a) the Maximum Borrowing Amount minus (b) Total Revolving Credit Outstandings.

“ Availability Period” means the period from the Closing Date to the Revolving Credit Termination Date.

“ Availability Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Lender from time to time determines in its discretion exercised in its Credit Judgment as being appropriate to (a) reflect the impediments to the Lender’s ability to realize upon the Collateral consisting of Eligible Accounts or Eligible Inventory, (b) reflect sums that any Loan Party may be required to pay under any Section of this Agreement or any other Loan Document (including taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) that it fails to pay, (c) reflect amounts for which claims may be reasonably expected to be asserted against the Collateral or the Lender or (d) reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or the assets, business, financial performance or financial condition of any Loan Party. Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to) reserves based on: (i) Rent and Charge Reserves; (ii) outstanding and unpaid customs duties and other costs to release Inventory which is being imported into the United States; (iii) outstanding and unpaid Taxes and other governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, and other Taxes which might have priority over the interests of the Lender in the Collateral; (iv) [Reserved]; (v) any liabilities that are secured by Liens on the Collateral (including Permitted Liens) which have priority over the Liens or interests of the Lender in the Collateral; (vi) Credit Product Reserves; (vii) reserves with respect to the salability of Eligible Inventory or which reflect such other factors as affect the market value of the Eligible Inventory, including obsolescence, seasonality, Shrink, vendor chargebacks, imbalance, change in Inventory character, composition or mix, markdowns and out of date and/or expired Inventory; and (viii) the Dilution Reserve.

“ Available Tenor” means, as of any date of determination and with respect to the then- current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date.

“ Average Availability” means for any period, the average daily amount of Availability during such period.

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“ Bankruptcy Code” means Title 11 of the United States Code.

“ Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the rate of interest announced by the Lender from time to time as its prime rate for such day (with any change in such rate announced by the Lender taking effect at the opening of business on the day specified in the public announcement of such change); (b) the Federal Funds Rate for such day, plus 0.50%; and (c) the sum of (i) Term SOFR for a one-month tenor in effect on such day plus (ii) 1.00%. Any change in the Base Rate due to a change in the prime rate, the Federal Funds Rate or Term SOFR, as applicable, shall be effective from and including the effective date of the change in such rate. If the Base Rate is being used as an alternative rate of interest pursuant to Section 3.03, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above, provided that if Base Rate as determined above shall ever be less than the Floor plus 1.00%, then Base Rate shall be deemed to be the Floor plus 1.00%.

“ Base Rate Revolving Loan” means a Revolving Loan that bears interest based on the Base Rate.

“ Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03.

“ Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Lender for the applicable Benchmark Replacement Date,

(a) Daily Simple SOFR.

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Lender and the Borrower Agent giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body and (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor.

“ Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Lender and the Borrower Agent giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“ Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non- representativeness or non-compliance will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

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For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“ Benchmark Transition Event” means, the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“ Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark in accordance with Section 3.03 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark in accordance with Section 3.03.

“ Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“ Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“ Blocked Person” shall have the meaning specified in Section 6.21.

“ Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers, board of directors, sole member or manager of such Person, or any Person or committee thereof duly authorized to act on behalf of such board, (c) in the case of any partnership, the Board of Directors of a general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“ Borrower Agent” has the meaning specified in Section 2.13(g).

“ Borrowers” has the meaning specified in the introductory paragraph hereto.

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“ Borrowing Base” means, at any time of calculation, an amount equal to:

(a) the Value of Investment Grade Eligible Accounts (less all cash received but not yet applied in respect of such Investment Grade Eligible Accounts) multiplied by ninety percent (90%); plus

(b) the Value of Non-Investment Grade Eligible Accounts (less all cash received but not yet applied in respect of such Non-Investment Grade Eligible Accounts) multiplied by eighty-five percent (85%); plus

(c) the lesser of (i) the NOLV of Eligible Inventory multiplied by eighty- five percent (85%) or (ii) the Cost of Eligible Inventory multiplied by seventy-five percent (75%); plus

(d) the lesser of (i) the NOLV of Eligible In-Transit Inventory, multiplied by eighty-five percent (85%), (ii) the Cost of Eligible In-Transit Inventory multiplied by seventy-five percent (75%); or (iii) $2,000,000; minus

(e) the amount of all Availability Reserves.

The term “Borrowing Base” and the calculation thereof shall not include any assets or property acquired in an Acquisition or otherwise outside the Ordinary Course of Business unless (i) if so required by the Lender, the Lender has conducted Field Exams and appraisals reasonably required by it (with results reasonably satisfactory to the Lender) and (ii) the Person owning such assets or property shall be a (directly or indirectly) wholly-owned Domestic Subsidiary of the Company and shall have become a Borrower or Guarantor.

“ Borrowing Base Certificate” means a certificate, in the form of Exhibit C hereto and otherwise satisfactory to the Lender, by which Borrowers certify calculation of the Borrowing Base.

“ Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Lender’s Office is located.

“ Capital Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“ Cash Collateralize” means to pledge and deposit with or deliver to the Lender, (a) for the benefit of the Lender, as collateral for Letter of Credit Obligations, cash or deposit account balances or, if the Lender shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Lender or (b) for the benefit of the Secured Parties during the continuance of an Event of Default or in connection with the Payment in Full of the Obligations, as collateral for any Obligations that are due or may become due, cash or deposit account balances or, if the Lender shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“ Cash Equivalents” means any of the following types of property, to the extent owned by the Company or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Security Instruments): (a) cash, denominated in Dollars; (b) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof, or obligations for which the timely payment of principal thereof and interest thereon are fully and unconditionally guaranteed by the government of the United States or any state or municipality thereof, in each case so long as such obligation has an investment grade rating by S&P and Moody’s; (c) commercial paper rated at least P-1 (or the then-equivalent grade) by Moody’s and A-1 (or the then-equivalent grade) by S&P, or carrying an equivalent rating by a nationally recognized rating agency if at any time neither Moody’s nor S&P shall be rating such obligations; (d) insured certificates of deposit or bankers’ acceptances of, or time deposits with, Lender or any commercial bank that (i) is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in the first portion of clause (c) above (without regard to the proviso), (iii) is organized under the laws of the United States or of any state thereof and (iv) has combined capital and surplus of at least $500,000,000; (e) readily marketable general obligations of any corporation organized under the laws of any state of the United States of America, payable in the United States of America, expressed to mature not later than twelve months following the date of issuance thereof and rated A or better by S&P or A2 or better by Moody’s; and (f) readily marketable shares of investment companies or money market funds that, in each case, invest solely in the foregoing Investments described in clauses (a) through (e) above;

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“ CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“ CFC” has the meaning specified in the definition of “Excluded Subsidiary.”

“ CFCHC” has the meaning specified in the definition of “Excluded Subsidiary.”

“ Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“ Change of Control” means, (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than thirty percent (30%) of the total voting power of the voting Equity Interests of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets); or (b) all or substantially all assets of a Borrower are sold or transferred.

“ Closing Date” means the first date all the conditions precedent in Section 5.01 are satisfied or waived (or, in the case of Section 5.01(b), waived by the Person entitled to receive the applicable payment).

“ Code” means the Internal Revenue Code of 1986.

“ Collateral” means, collectively, certain property of the Loan Parties or any other Person in which the Lender or any Secured Party is granted a Lien under any Security Instrument as security for all or any portion of the Obligations or any other obligation arising under any Loan Document; provided that Collateral shall not include any Excluded Assets.

“ Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“ Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“ Company” has the meaning specified in the introductory paragraph hereto.

“ Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“ Concentration Account” has the meaning specified in Section 4.05(b).

“ Conforming Changes” means with respect to either the use of administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day”, the timing and frequency of determining rates and making payments of interest, the timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Lender decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

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“ Consolidated” means the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“ Consolidated Capital Expenditures” means, with respect to the Company and its Subsidiaries on a Consolidated basis and subject to applicable Pro Forma Adjustments, for any period, the sum of (without duplication) all expenditures including capitalized software development costs and purchases of intangible assets which are capitalized on the financial statements of the Company and its Subsidiaries in accordance with GAAP (whether paid in cash or accrued as liabilities) by the Company or any Subsidiary during such period for items that would be classified as “property, plant or equipment” or comparable items on the Consolidated balance sheet of the Company and its Subsidiaries, including without limitation all transactional costs incurred in connection with such expenditures, provided the same have been capitalized; provided, that Consolidated Capital Expenditures shall exclude any capital expenditures (a) financed with Indebtedness permitted hereunder other than Revolving Loans, (b) made with (i) Net Cash Proceeds from any Disposition described in clauses (b), (d) and (h) of Section 8.05 or (ii) proceeds of insurance arising from any casualty or other insured damage or from condemnation or similar awards with respect to any property or asset, in each case, or the extent such proceeds are reinvested within 180 days of receipt thereof, (c) constituting any portion of the purchase price of a Permitted Acquisition which is accounted for as a capital expenditure, and (d) funded with the prepayments from convertible Equity Interests as set forth in Schedule 1.01.

“ Consolidated EBITDA” means, for any period, Consolidated Net Income for such period; plus, to the extent deducted in determining such Consolidated Net Income, without duplication, (a) Consolidated Interest Charges (net of interest income for such period of the Company and its Subsidiaries) for such period, plus (b) federal, state, local and foreign income tax expense for such period, net of income tax credits, plus (c) depreciation and amortization for such period, plus (d) non-cash compensation expenses, or other non-cash expenses or charges, for such period arising from the granting of stock options, stock appreciation rights or similar equity arrangements, plus (e) non-cash expenses or losses and other non-cash charges incurred during such period (excluding any non-cash charges representing an accrual of, or reserve for, cash charges to be paid within the next twelve months); plus (f) expenses of up to $500,000 incurred in connection with the Transaction; minus non-cash income, gains or profits during such period, in each case as determined for the Company and its Subsidiaries on a Consolidated basis and subject to applicable Pro Forma Adjustments.

“ Consolidated Fixed Charge Coverage Ratio” means the ratio, determined on a Consolidated basis for the Company and its Subsidiaries for the most recent Measurement Period, of (a) Consolidated EBITDA minus unfinanced Consolidated Capital Expenditures to (b) Consolidated Fixed Charges.

“ Consolidated Fixed Charges” means, for any period, for the Company and its Subsidiaries on a Consolidated basis, the sum of, without duplication, (a) Consolidated Interest Charges paid or required to be paid in cash during such period, (b) (i) all scheduled principal repayments and (ii) all mandatory principal repayments, in each case made or required to be made in cash of Consolidated Funded Debt during such period, but excluding any such payments to the extent constituting a refinancing of such Indebtedness through the incurrence of additional Indebtedness otherwise expressly permitted under Section 8.01 or on or prior to the Closing Date and repayments of Revolving Loans, (c) all Restricted Payments made in cash during such period and (d) the aggregate amount of Federal, state, local and foreign income taxes paid in cash, in each case, of or by the Company and its Subsidiaries on a Consolidated basis and subject to applicable Pro Forma Adjustments for the most recently completed Measurement Period.

“ Consolidated Funded Debt” means, as of any date of determination, for the Company and its Subsidiaries on a Consolidated basis and subject to applicable Pro Forma Adjustments, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under standby and commercial letters of credit (excluding the undrawn amount thereof), bankers’ acceptances, bank guaranties (excluding the amounts available thereunder as to which demand for payment has not yet been made), surety bonds (excluding the amounts available thereunder as to which demand for payment has not yet been made) and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable arising in the Ordinary Course of Business being paid on a timely basis and consistent with past practices), (e) Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Company or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Company or a Subsidiary is a general partner or joint venturer, to the extent such Indebtedness is recourse to the Company or such Subsidiary.

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“ Consolidated Interest Charges” means, with respect to the Company and its Subsidiaries on a Consolidated basis and subject to applicable Pro Forma Adjustments for any period ending on the date of computation thereof, the gross interest expense of the Company and its Subsidiaries including, without limitation, (a) the current amortized portion of all fees (including fees payable in respect of any Swap Contract in the nature of an interest rate hedge and all fees payable in respect of any Letter of Credit) payable in connection with the incurrence of Indebtedness to the extent included in gross interest expense and (b) the portion of any payments made in connection with Capital Leases allocable to interest expense, all determined on a Consolidated basis; provided, however, that Consolidated Interest Charges shall include the amount of payments in respect of Synthetic Lease Obligations that are in the nature of interest.

“ Consolidated Net Income” means, for any period, for the Company and its Subsidiaries on a Consolidated basis and subject to applicable Pro Forma Adjustments, the net income after taxation of the Company and its Subsidiaries for that period excluding (a) net losses or gains realized in connection with (i) any sale, lease, conveyance or other disposition of any asset (other than in the Ordinary Course of Business), or (ii) repayment, repurchase or redemption of Indebtedness, and (b) extraordinary or nonrecurring gain or income (or expense), including any compensation charge incurred in connection with the Transactions; provided that there shall be excluded from Consolidated Net Income, without duplication, the net income or loss of (x) any Person that is not a Subsidiary or that is accounted for by the equity method of accounting to the extent of the amount of dividends or distributions are not actually paid to the Company or a Subsidiary in cash, (y) any Person in which any other Person (other than the Company or a Subsidiary) has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid in cash to the Company or a Subsidiary by such Person during such period and (z) any Person the ability of which to make Restricted Payments is restricted by any agreement or Organizational Document, except to the extent of the amount of dividends or other distributions actually paid in cash to the Company or a Subsidiary by such Person during such period.

“ Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“ Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“ Control Agreement” means, with respect to any Deposit Account, any Securities Account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance satisfactory to the Lender, among the Lender, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, effective to grant “control” (as defined under the applicable UCC) over such account to the Lender.

“ Controlled Account Bank” means each bank with whom Deposit Accounts are maintained in which any funds of any of the Loan Parties are concentrated and with whom a Control Agreement has been, or is required to be, executed in accordance with the terms hereof.

“ Controlled Deposit Account” means each Deposit Account (including all funds on deposit therein) that is the subject of an effective Control Agreement and that is maintained by any Loan Party with a financial institution approved by the Lender.

“ Controlled Entity” means, with respect to any Person, (a) its Subsidiaries and Affiliates, (b)   its officers, directors, employees and agents and (c) the officers, directors, employees and agents of such Subsidiaries and Affiliates.

“ Cost” means (a) with respect to Inventory, the lower of (i) cost (as reflected in the general ledger of such Person) and (ii) market value, in each case, determined in accordance with GAAP calculated on a first-in, first-out basis and in accordance with the Loan Parties’ accounting practices as in effect on the Closing Date and (b) with respect to Equipment, Real Property and other property, the lower of (i) cost (as reflected in the general ledger of such Person) and (ii) market value, in each case, determined in accordance with GAAP.

“ Credit Extension” means each of the following: (a) a Revolving Borrowing and (b) a Letter of Credit Extension.

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“ Credit Judgment” means, with reference to the Lender, a determination made in the exercise of its reasonable (from the perspective of a secured lender) credit judgment and in accordance with its regular business practices and policies in effect from time to time that are generally applicable to asset-based credit facilities.

“ Credit Product Arrangements” means, collectively, (a) Swap Contracts between a Loan Party or an Affiliate of a Loan Party and the Lender or Affiliate of the Lender and (b) agreements giving rise to Treasury Management and Other Services.

“ Credit Product Obligations” means Indebtedness and other obligations of any Loan Party or an Affiliate of any Loan Party arising under Credit Product Arrangements and owing to any Credit Product Provider; provided that Credit Product Obligations shall not include Excluded Swap Obligations.

“ Credit Product Provider” means the Lender or any of its Affiliates.

“ Credit Product Reserve” means the reserves established by the Lender from time to time in its Credit Judgment in respect of secured Credit Product Obligations in an amount equal to the maximum amount owing thereunder as specified by the Credit Product Provider in writing to the Lender. It is understood that the amounts so provided by the applicable Credit Product Provider with respect to Swap Obligations may include a commercially reasonable level of “cushion” to account for normal short-term market fluctuations.

“ Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Lender in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Lender decides that any such convention is not administratively feasible for the Lender, then the Lender may establish another convention in its reasonable discretion.

“ Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“ Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would unless cured or waived be an Event of Default.

“ Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Margin with respect to Base Rate Revolving Loans plus (c) 2% per annum; provided, however, that (i) with respect to a SOFR Revolving Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such SOFR Revolving Loan plus 2% per annum, and thereafter as set forth in the portion of this sentence preceding this proviso, and (ii) with respect to Letter of Credit Fees, the Default Rate shall equal the Letter of Credit Fee, then in effect plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

“ Dilution Percent” means the percent, determined for the most recent Measurement Period, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts which are recorded to reduce accounts receivable consistent with the current and historical practices of the Borrowers or by a field examination conducted by the Administrative Agent’s employees or representatives, in each case as determined by the Administrative Agent in its Credit Judgment, divided by (b) gross sales; provided that in no event shall the Dilution Percent be less than zero.

“ Dilution Reserve” means, at any date of determination, (a) the percentage amount by which the Dilution Percent exceeds two and one-half percent (2.5%) with respect to Accounts owed by Account Debtors that maintain a credit rating of at least BBB- or higher by S&P or Baa3 or higher by Moody’s plus, the percentage amount by which the Dilution Percent exceeds five percent (5%) with respect to all other Accounts, times (b) the amount of Eligible Accounts of the Borrowers.

“ Direct Foreign Subsidiary” means a Subsidiary, other than a Domestic Subsidiary that is not a CFCHC, a majority of whose Voting Equity Interests are owned by the Company or a Domestic Subsidiary.

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“ Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any casualty or condemnation) of any property (including any Equity Interest), or part thereof, by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“ Disqualified Equity Interest” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 180 days after the Maturity Date, (b) is convertible into or exchangeable for debt securities (unless only occurring at the sole option of the issuer thereof), (c)  (i) contains any repurchase obligation that may come into effect prior to, (ii) requires cash dividend payments (other than taxes) prior to, or (iii) provides the holders thereof with any rights to receive any cash upon the occurrence of a change of control or sale of assets prior to, in each case, the date that is 180 days after the Maturity Date; provided, however, that (x) with respect to any Equity Interests issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Company or one of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and (y) any class of Equity Interest of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not a Disqualified Equity Interest, such Equity Interests shall not be deemed to be Disqualified Equity Interests and (z) only the portion of such Equity Interests which so matures or is so mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Equity Interests.

“ Dollar” and “$” mean lawful money of the United States.

“ Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States (but excluding any territory or possession thereof).

“ Dominion Trigger Period” means the period (a) commencing on the day that (i) an Event of Default occurs and is continuing or (ii) if the Total Revolving Credit Outstandings are greater than $1,000,000, Availability is less than the greater of (A) twenty percent (20%) of the Maximum Borrowing Amount and (B) $5,000,000, in each case, on such day, for a period of three (3) consecutive days, or (iii) if the Total Revolving Credit Outstandings are equal to or less than $1,000,000, Availability is less than twenty percent (20%) of the Maximum Borrowing Amount for a period of three (3) consecutive days and (b) continuing until the date that during the previous sixty (60) consecutive days, (i) no Event of Default has existed and (ii) Availability has been greater than the greater of (A) twenty percent (20%) of the Maximum Borrowing Amount at such time and (B) $5,000,000.

“ Eligible Account” means Accounts due to a Borrower or Guarantor that are determined by the Lender, in its Credit Judgment, to be Eligible Accounts. Except as otherwise agreed by the Lender, none of the following shall be deemed to be Eligible Accounts:

(a) Accounts that are not fully earned by performance (or otherwise represent a progress billing or pre-billing) or not evidenced by an invoice which has been delivered to the applicable Account Debtor;

(b) Accounts that have been outstanding for more than ninety (90) days from the invoice date or more than sixty (60) days past the original due date whichever comes first;

(c) Accounts due from any Account Debtor, fifty percent (50%) or more of whose Accounts are otherwise ineligible under the terms clause (b) above;

(d) Accounts with respect to which (i) any representation or warranty set forth in any Loan Document with respect thereto is not true and correct in all material respects or (ii) a Borrower or Guarantor does not have good, valid and marketable title thereto, free and clear of any Lien (other than Permitted Liens described in clause (a) of Section 8.02) or (iii) the applicable Account Debtor has not been instructed to (or does not in fact) remit payment to a deposit account of a Borrower or Guarantor subject to a Control Agreement;

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(e) Accounts which are disputed or with respect to which a claim, counterclaim, offset or chargeback has been asserted, but only to the extent of such dispute, counterclaim, offset or chargeback;

(f) Accounts which (i) do not arise out of a sale of goods or rendition of services in the Ordinary Course of Business, (ii) do not arise upon credit terms usual to the business of the Borrowers and Guarantors or (iii) are not payable in Dollars;

(g) Accounts (i) upon which a Borrower’s or Guarantor’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever, including cash on delivery and cash in advance transactions or (ii) as to which a Borrower or Guarantor is not able to bring suit or otherwise enforce its remedies against the related Account Debtor through judicial process;

(h) Accounts which are owed by (i) any other Borrower or Guarantor or (ii) any Affiliate which is not a Borrower or Guarantor;

(i) Accounts for which all material consents, approvals or authorizations of, or registrations or declarations with any Governmental Authority required to be obtained, effected or given in connection with the performance of such Account by the Account Debtor or in connection with the enforcement of such Account by the Lender have not been duly obtained, effected or given or are not in full force and effect;

(j) Accounts due from an Account Debtor which is the subject of any bankruptcy or insolvency proceeding, has had a trustee or receiver appointed for all or a substantial part of its property, has made an assignment for the benefit of creditors or has suspended its business;

(k) Accounts due from any Governmental Authority, except to the extent that the subject Account Debtor is the federal government of the United States of America and has complied with the Federal Assignment of Claims Act of 1940 and any similar state legislation;

(l) Accounts (i) owing from any Account Debtor or its Affiliate that is also a supplier to or creditor of a Borrower or Guarantor unless such Person has waived any right of setoff in a manner reasonably acceptable to the Lender, but only to the extent of the aggregate amount of such Borrower’s or Guarantor’s liability to such Account Debtor, (ii) to the extent representing any manufacturer’s or supplier’s allowances, credits, discounts, incentive plans or similar arrangements entitling such Borrower or Guarantor to discounts on future purchase therefrom, (iii) to the extent constituting amounts owed with respect to loans or advances, or (iv) to the extent relating to payment of interest, fees or late charges;

(m) Accounts arising out of sales on a bill-and-hold, guaranteed sale, sale-or- return, sale on approval or consignment basis or subject to any right of return, setoff or charge back;

(n) Accounts arising out of sales to Account Debtors outside the United States or Canada;

(o) Accounts that are evidenced by a judgment, Instrument or Chattel Paper;

(p) Accounts due from an Account Debtor and its Affiliates, the aggregate of which Accounts due from such Account Debtor represents more than twenty percent (20%) of all then outstanding Eligible Accounts owed to the Borrowers and Guarantors; provided that such percentage shall be 60% (or such higher percentage as Lender may from time to time agree) with respect to telecommunication companies that maintain a credit rating of at least BBB- or higher by S&P or Baa3 or higher by Moody’s, but only to the extent of such excess;

(q) Accounts that remain open after the applicable Account Debtor has made a partial payment in respect of the applicable invoice (whether or not the applicable Account Debtor has provided an explanation for such partial payment), except as otherwise approved by Lender;

(r) Accounts where the applicable Account Debtor tendered a check or other item of payment in full or partial satisfaction and such check or other item of payment has been returned by the financial institution on which it is drawn; or

(s) Accounts for which payment has been received by the applicable Borrower or Guarantor but such payment has not been applied to the applicable Account.

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“ Eligible In-Transit Inventory” means, as of any date of determination thereof, without duplication of other Eligible Inventory, Inventory:

(a) which has been shipped from a vendor outside the continental United States or Canada for receipt by a Loan Party within forty five (45) days of the date of determination, but which has not yet been delivered to a Loan Party;

(b) for which the purchase order is in the name of a Loan Party and title has passed to such Loan Party;

(c) which is subject to an imported goods agreement, customs broker agreement or similar agreement in form and substance reasonably satisfactory to the Lender pursuant to which, among other things, the customs broker, logistics provider or other applicable third party having control over the Inventory agrees to act as agent and bailee for the benefit of the Lender and act solely upon the instructions of the Lender upon notice by the Lender;

(d) evidenced by a sea way bill of lading or similar document providing for the right to take possession of the Inventory that reflects a Borrower or Guarantor as consignee or, if requested by the Lender after the occurrence of an Event of Default, names the Lender as consignee;

(e) as to which no vendor has asserted any right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation of title or otherwise assert Lien rights against the Inventory, or with respect to whom any Borrower or Guarantor is in default of any obligations;

(f) which is shipped by a common carrier that is not affiliated with the vendor;

(g) which is insured to the reasonable satisfaction of the Lender; and

(h) which otherwise would constitute Eligible Inventory (other than subclause (f) of such definition).

“ Eligible Inventory” means Inventory of a Borrower or Guarantor that is determined by the Lender, in its Credit Judgment, to be Eligible Inventory. Except as otherwise agreed by the Lender, the following items of Inventory shall not be included in Eligible Inventory:

(a) Inventory that is not solely owned by a Borrower or Guarantor or a Borrower or Guarantor does not have good and valid title thereto;

(b) Inventory that (i) does not consist of finished goods or (ii) is not readily saleable in the Ordinary Course of Business;

(c) Inventory that does not comply with each of the representations and warranties respecting Inventory made by the Borrowers or Guarantors in the Loan Documents;

(d) Inventory that is leased by or is on consignment to a Borrower or Guarantor;

(e) Inventory that is not at a location that is owned by a Borrower or Guarantor, provided, however, that such Inventory that is located on leased premises or in the possession of a warehouseman, bailee, processor, repairman, mechanic or similar other Person in the Ordinary Course of Business shall not be excluded from Eligible Inventory under this clause (e) until the date which is 30 days after the Closing Date so long as (i) the lessor or such Person possessing such Inventory has delivered a Lien Waiver to the Lender or(ii) an appropriate Rent and Charges Reserve has been established; provided further, however, that, notwithstanding the foregoing, any Inventory held at a third-party location with an aggregate Cost of Inventory at such location of less than $1,000,000 shall be excluded from Eligible Inventory, notwithstanding receipt of a Lien Waiver or implementation of a Rent and Charge Reserve;

(f) Inventory that is held outside of the United States or is in transit, except between locations of Borrowers or Guarantor (or between locations of Borrowers or Guarantors and processors or vendors in the Ordinary Course of Business);

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(g) Inventory that is comprised of goods which: (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) have been returned or are to be returned to the vendor or (iii) are discontinued products, obsolete or slow moving;

(h) Inventory consisting of work-in-process (unless work-in-progress approved by the Lender) or spare parts;

(i) Inventory consisting of promotional, marketing, packaging and shipping materials or supplies used or consumed in the Borrowers’ or Guarantors’ business and other similar non-merchandise categories;

(j) Inventory that is not in compliance with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale;

(k) Inventory that is subject to any warehouse receipt, bill of lading or negotiable Document that has not been issued to or in the name of the Lender;

(l) Inventory consisting of Hazardous Materials;

(m) Inventory that is not, subject to the Intercreditor Agreement, subject to a perfected first priority Lien in favor of the Lender (subject only to Permitted Liens set forth in clauses (c), (d) or (m) of Section 8.02 hereof);

(n) Inventory that is not insured in compliance with the provisions of this Agreement and the other Loan Documents;

(o) Inventory not on a perpetual schedule;

(p) Inventory that consists of bill and hold goods or goods that have been sold but not yet delivered; or

(q) Inventory that is subject to any License or other arrangement that restricts such Borrower’s, Guarantor’s or the Lender’s right to dispose of such Inventory, unless (i) the Lender has received an appropriate Lien Waiver; and (ii) such Borrower or Guarantor has not received notice of a dispute in respect of any such License or other arrangement.

“ Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“ Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of a Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

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“ ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(3) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate a Pension Plan under, or the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan or Multiemployer Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“ Event of Default” has the meaning specified in Section 9.01.

“ Exchange Act” means the Securities Exchange Act of 1934 and the regulations promulgated thereunder.

“ Excluded Assets” means (a)(i) all assets or property (other than Inventory or Accounts) of the Loan Parties that would otherwise be included as Collateral but for the express terms of (i) any permit, lease, license, contract or other agreement or instrument constituting or applicable to such asset or (ii) applicable Law (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Law or principles of equity) that, in each case, prohibits the grant to the Lender of a security interest in and to such asset or property or under which the grant to the Lender of a security interest in and to such asset or property may impair the validity or enforceability of such asset or property (including any United States intent-to-use trademark applications); provided, however, that such assets or Property shall constitute “Excluded Assets” only to the extent and for so long as such permit, lease, license, contract or other agreement or applicable Law validly prohibits the creation of a Lien on such property in favor of the Lender (as opposed to restricting any exercise of remedies hereunder or requiring the consent of any Person (other than a Loan Party) or Governmental Authority for any exercise of remedies hereunder (which exercise of remedies shall be subject to Section 9.04, but such provision shall not limit the creation, attachment or perfection of the Lien in favor of the Lender hereunder)) and, upon the termination of such prohibition (by written consent or in any other manner), such property shall cease to constitute “Excluded Assets;” (b) Excluded Trust Accounts, (c) voting Equity Interests of any first-tier Foreign Subsidiary in excess of 65% of the aggregate voting Equity Interests of such first-tier Foreign Subsidiary, (d) to the extent that applicable Law requires that a Subsidiary of any Loan Party issue nominee or directors qualifying shares, such nominee or qualifying shares, and (e) other assets to the extent the Lender determines in its Credit Judgment that the cost of obtaining such pledge or security interest is excessive in relation to the benefit thereof; provided, however, that Excluded Assets shall not include any Proceeds of property described in clauses (a) through (f) above (unless such Proceeds are also described in such clauses).

“ Excluded Deposit Account” means (a) Deposit Accounts the balance of which consists exclusively of withheld income taxes and federal, state or local employment taxes, (b) all Deposit Accounts constituting (and the balance of which consists solely of funds set aside in connection with) payroll accounts, trust accounts, and accounts dedicated to the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of any Loan Party, (c) zero balance disbursement accounts and (d) other Deposit Accounts maintained in the Ordinary Course of Business containing cash amounts that do not exceed at any time $5,000 for any such account and $25,000 in the aggregate for all such accounts under this clause (d).

“ Excluded Subsidiary” means (a) each Subsidiary that is not a wholly-owned Subsidiary (for so long as such Subsidiary remains a non-wholly-owned Subsidiary), and (b) (i) any Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code (a “CFC”), (ii) any Subsidiary that owns no material assets other than the Capital Stock or indebtedness of one or more CFCs and/or one or more CFCHCs (a “CFCHC”) and (iii) any direct or indirect Subsidiary of any CFC or CFCHC; provided, however that, notwithstanding the foregoing, no Borrower shall be an Excluded Subsidiary.

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“ Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Loan Party or the grant of such Lien becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or Lien is or becomes illegal.

“ Excluded Taxes means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office, or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Obligation pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Obligation or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01(a), amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(f), ; and (d) any U.S. federal withholding taxes imposed pursuant to FATCA.

“ Extraordinary Expenses” means all costs, expenses, liabilities or advances that Lender may incur or make during a Default or Event of Default, or during the pendency of a proceeding of any Loan Party under any Debtor Relief Laws, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against the Lender, any Loan Party, any representative of creditors of a Loan Party or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of the Lender’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other claims; (c) the exercise, protection or enforcement of any rights or remedies of the Lender in, or the monitoring of, any proceeding applicable to any Loan Party under any Debtor Relief Laws; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any enforcement action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Loan Party or independent contractors in liquidating any Collateral, and travel expenses.

“ Facility Termination Date” means the date as of which Payment in Full of all Loan Obligations has occurred.

“ FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“ FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“ Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Lender on such day on such transactions as determined by the Lender.

“ Fee Letter” means the letter agreement, dated as of August 5, 2025 among the Company and the Lender.

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“ Field Exam” means any visit and inspection of the properties, assets and records of any Loan Party during the term of this Agreement, which shall include access to such properties, assets and records sufficient to permit the Lender or its representatives to examine, audit and make extracts from any Loan Party’s books and records, make examinations and audits of any Loan Party’s other financial matters and Collateral as the Lender deems appropriate in its Credit Judgment, and discussions with its officers, employees, agents, advisors and independent accountants regarding such Loan Party’s business, financial condition, assets, prospects and results of operations.

“ Fixed Charge Trigger Period” means the period (a) commencing on the day that Availability is less than (i) if the Total Revolving Credit Outstandings are greater than $1,000,000, the greater of (x) twenty percent (20%) of the Maximum Borrowing Amount and (y) $4,000,000, in each case, on such day, and (ii) if the Total Revolving Credit Outstandings are equal to or less than $1,000,000, twenty percent (20%) of the Maximum Borrowing Amount at such time and (b) continuing until the date that during the previous sixty (60) consecutive days, Availability has been greater than the greater of (i) twenty percent (20%) of the Maximum Borrowing Amount and (ii) $4,000,000 at all times during such period.

“ Floor” means the rate per annum of interest equal to 0.0%.

“ Foreign Activities Laws” has the meaning specified in Section 7.11.

“ Foreign Benefit Law” means any law or regulation, other than United States law, governing or applicable to any employee benefit plan, program, scheme or arrangement that is not subject to United States law.

“ Foreign Government Scheme or Arrangement” has the meaning specified in Section 6.12(e).

“ Foreign Plan” has the meaning specified in Section 6.12(e).

“ Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“ FLSA” means the Fair Labor Standards Act of 1938.

“ GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“ Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“ Guarantee” means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“ Guarantor” means each Person who executes or becomes a party to this Agreement as a guarantor pursuant to Article XI or otherwise executes and delivers a guaranty agreement acceptable to the Lender guaranteeing any of the Obligations.

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“ Guarantor Payment” has the meaning specified in Section 2.13(c).

“ Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“ Incremental Facility Amount” has the meaning specified in Section 2.07(c). “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under or in respect of letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable arising in the Ordinary Course of Business and which are (x) not more than 90 days past due or (y) being Properly Contested by and applicable Loan Party);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) Capital Leases and Synthetic Lease Obligations of such Person;

(g) all obligations of such Person with respect to the redemption, repayment or other repurchase or payment in respect of any Disqualified Equity Interest; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, to the extent such Indebtedness is recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“ Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“ Indemnitee” has the meaning specified in Section 10.04(b).

“ Information” has the meaning specified in Section 10.07.

“ Insolvency Event” means, with respect to any Person:

(a) the commencement of: (i) a voluntary case by such Person under the Bankruptcy Code or (ii) the seeking of relief by such Person under other Debtor Relief Laws;

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(b) the commencement of an involuntary case or proceeding against such Person under the Bankruptcy Code or other Debtor Relief Laws and the petition or other filing is not controverted or dismissed within sixty (60) days after commencement of the case or proceeding;

(c) a custodian (as defined in the Bankruptcy Code or equal term under any other Debtor Relief Law, including a receiver, interim receiver, receiver manager, trustee or monitor) is appointed for, or takes charge of, all or substantially all of the property of such Person;

(d) such Person commences (including by way of applying for or consenting to the appointment of, or the taking charge by, a rehabilitator, receiver, interim receiver, custodian, trustee, monitor, conservator or liquidator (or any equal term under any other Debtor Relief Laws) (collectively, a “conservator”) of such Person or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Person;

(e) such Person is adjudicated by a court of competent jurisdiction to be insolvent or bankrupt;

(f) any order of relief or other order approving any such case or proceeding referred to in clauses (a) or (b) above is entered;

(g) such Person suffers any appointment of any conservator or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of sixty (60) days; or

(h) such Person makes a compromise, arrangement or assignment for the benefit of creditors or generally does not pay its debts as such debts become due.

“ Intellectual Property” means all past, present and future: trade secrets, know-how and other proprietary information; trademarks, uniform resource locations (URLs), internet domain names, service marks, sound marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights, unpatented inventions (whether or not patentable); patent applications and patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“ Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the date hereof between Lender and Wilmington Savings Fund Society, FSB, as notes collateral agent for the holders of the Secured Notes, as the same may be amended, restated, amended and restated, supplemented or otherwise modified form time to time.

“ Interest Payment Date” means, (a) the first day of each month with respect to interest accrued through the last day of the immediately preceding month, (b) any date that such Revolving Loan is prepaid, in whole or in part, and (c) the Maturity Date; provided, further, that interest accruing at the Default Rate shall be payable from time to time upon demand of the Lender.

“ Interest Period” means each period commencing on the first day of a calendar month and ending on the date that is one month thereafter (or in the case of a calendar month in which the Closing Date occurs, the period from the Closing Date through the last day of the month in which the Closing Date occurs); provided, any Interest Period that would otherwise extend beyond the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date.

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“ Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person (including through the purchase of an option, warrant or convertible or similar type of security), (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of compliance with Section 8.03, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the Fair Market Value of such property at the time of such transfer or exchange.

“ Investment Grade Eligible Accounts” means Eligible Accounts owing from any Account Debtor so long as such Account Debtor maintains a credit rating of at least BBB- or higher by S&P or Baa3 or higher by Moody’s.

“ IP Rights” means rights of any Person to use any Intellectual Property.

“ ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“ Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement or instrument entered into by the Lender and any Borrower (or any Subsidiary) or in favor the Lender and relating to any such Letter of Credit.

“ Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“ Lender” has the meaning specified in the introductory paragraph hereto.

“ Lender’s Office” means the Lender’s address as set forth in Section 10.02, or such other address or account as the Lender may from time to time notify to the Borrower Agent.

“ Letter of Credit” means any standby or documentary letter of credit issued by the Lender or its Affiliate for the account of a Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by the Lender for the benefit of a Borrower.

“ Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Lender.

“ Letter of Credit Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing.

“ Letter of Credit Conditions” means the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Article V is satisfied as determined by Lender; (b) after giving effect to such issuance, total Letter of Credit Obligations do not exceed the Letter of Credit Sublimit, no Overadvance exists and Total Revolving Credit Outstandings do not exceed the Maximum Borrowing Amount; (c) the Letter of Credit and payments thereunder are denominated in Dollars; (d) such Letter of Credit is in an initial amount of at least $10,000; and (e) the purpose and form of the proposed Letter of Credit are satisfactory to Lender in its discretion.

“ Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“ Letter of Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

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“ Letter of Credit Fees” means, collectively or individually as the context may indicate, the fees with respect to Letters of Credit described in Section 2.09(b).

“ Letter of Credit Obligations” means, as at any date of determination, (a) the aggregate undrawn amount of all outstanding Letters of Credit, plus (b) the aggregate of all Letter of Credit Borrowings, plus (c) the aggregate amount of all accrued and unpaid Letter of Credit Fees. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“ Letter of Credit Sublimit” means an amount equal to the lesser of (a) $3,000,000 and (b) the Revolving Credit Facility. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“ License” means any license or agreement under which a Loan Party is granted IP Rights in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of assets or property or any other conduct of its business.

“ Licensor” means any Person from whom a Loan Party obtains IP Rights.

“ Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest, or any preference, priority or other security agreement or preferential arrangement in the nature of a security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“ Lien Waiver” means an agreement, in form and substance satisfactory to the Lender, by which (a) for any material Collateral located on leased premises or premises subject to a mortgage, the lessor or mortgagee, as applicable, agrees to, among other things, waive or subordinate any Lien it may have on the Collateral, and agrees to permit the Lender to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for the Lender, and agrees to deliver the Collateral to the Lender upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges the Lender’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to the Lender upon request; and (d) for any Collateral subject to a Licensor’s IP Rights, the Licensor grants to the Lender the right, vis-à-vis such Licensor, to enforce the Lender’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

“ Limited Condition Acquisition” means any Acquisition that (a) is not prohibited hereunder, and (b) is not conditioned on the availability of, or on obtaining, third-party financing.

“ Line Reserve” means the sum of (a) the Rent and Charges Reserve; (b) the Credit Product Reserve; (c) the aggregate amount of liabilities at any time secured by Liens upon Collateral that are senior to the Lender’s Liens; (d) sums that any Loan Party may be required to pay under any Section of this Agreement or any other Loan Document (including taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay; and (e) amounts for which claims may be reasonably expected to be asserted against the Collateral.

“ Loan Account” has the meaning assigned to such term in Section 2.11.

“ Loan Documents” means this Agreement, each Revolving Loan Note, each Security Instrument, each Issuer Document, each Borrowing Base Certificate, each Compliance Certificate, the Intercreditor Agreement, any agreement creating or perfecting rights in Cash Collateral securing any Obligation hereunder and all other instruments and documents heretofore or hereafter executed or delivered to or in favor of the Lender in connection with the Revolving Loans made and transactions contemplated by this Agreement, but excluding, for the avoidance of doubt, Credit Product Arrangements.

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“ Loan Obligations” means all Obligations other than amounts (including fees) owing by any Loan Party pursuant to any Credit Product Arrangements.

“ Loan Parties” means the Borrowers and each Guarantor.

“ Material Acquisition” means an Acquisition in which the aggregate cash consideration paid by the acquiring person does not exceed $1,500,000.

“ Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), or condition (financial or otherwise) of either (i) the Borrowers, taken as a whole or (ii) the Company and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party or on the ability of the Lender to collect any Obligation or realize upon any material portion of the Collateral.

“ Material License” has the meaning assigned to such term in Section 7.15.

“ Material Third-Party Agreement” has the meaning assigned to such term in Section 7.17(a).

“ Maturity Date” means earlier of (a) August 5, 2028, and (b) that date upon which the Lender accelerates payment of any or all the Revolving Loans in accordance with Section 9.02.

“ Maximum Borrowing Amount” means the lesser of (a) the Revolving Credit Facility minus the Line Reserves, if any and (b) the Borrowing Base.

“ Measurement Period” means, at any date of determination, the most recently completed trailing four quarter period of the Company and its Subsidiaries for which financial statements have or should have been delivered in accordance with Section 7.01(a) or 7.01(b).

“ Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or Deposit Account balances provided in accordance with the provisions of Sections 2.06(b)(i), 2.14(a) or 2.14(b), an amount equal to one hundred and three percent (103%) of the Outstanding Amount of all Letter of Credit Obligations, and (b) otherwise, an amount determined by the Lender in its sole discretion.

“ Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“ Multiemployer Plan” means any employee benefit plan of the type described in

Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“ Multiple Employer Plan” means a Plan with respect to which the Borrower or any ERISA Affiliate is a contributing sponsor, and that has two or more contributing sponsors (including any Loan Party or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“ Net Cash Proceeds” means (a) with respect to any Disposition of Property, proceeds (including, when received, any deferred or escrowed payments) received by a Loan Party in cash from such disposition, net of (i) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (ii) amounts applied to repayment of Debt secured by a Permitted Lien on Collateral sold; (iii) transfer or similar taxes; (iv) the amount of any reasonable required to be established in accordance with GAAP against liabilities to the extent such reserves are (x) associated with the assets that are the object of such sale and (y) retained by the Borrower or any Subsidiary and (v) the amount of any reasonable reserve for purchase price adjustments and retained fixed liabilities reasonably expected to be payable by the Borrower or any Subsidiary in connection therewith to the eextent such reserves are (x) associated with the assets that are the object of such sale and (y) retained by the Borrower or any Subsidiary until such reserves are no longer needed, and (b) with respect to any issuance of Equity Interests or Indebtedness, proceeds received by a Loan Party in cash from such issuance net of (i) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees, if any, and (ii) applicable taxes payable in connection with and at the time of such issuance.

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“ NOLV” means with respect to the Borrowers’ Inventory, the net orderly liquidation value of such Inventory (a percentage of the Cost of such Inventory) that might be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from time to time by reference to the most recent appraisal received by the Lender conducted by an independent appraiser engaged by the Lender.

“ Non-Investment Grade Eligible Accounts” means Eligible Accounts other than Investment Grade Eligible Accounts.

“ NPL” means the National Priorities List pursuant to CERCLA, as updated from time to time.

“ Obligations” means (a) all amounts owing by any Loan Party to the Lender or any other Secured Party pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Revolving Loan or Letter of Credit, including, without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any proceeding under any Debtor Relief Law relating to any Loan Party or that would accrue but for such filing or commencement, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations, indemnification and reimbursement payments, and fees, costs and expenses (including all fees, costs and expenses of counsel to the Lender incurred in connection with this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings thereof and (b) all Credit Product Obligations; provided that the Obligations of a Loan Party shall not include its Excluded Swap Obligations.

“ OFAC” has the meaning specified in Section 7.11.

“ OFAC Listed Person” shall have the meaning specified in Section 6.21.

“ OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“ Ordinary Course of Business” means the ordinary course of business of the Company and its Subsidiaries, undertaken in good faith.

“ Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“ Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Revolving Loan or Loan Document).

“ Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“ Outstanding Amount” means (a) with respect to Revolving Loans, on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and any prepayments or repayments of Revolving Loans occurring on such date; and (b) with respect to any Letter of Credit Obligations on any date, (i) the aggregate outstanding amount of such Letter of Credit Obligations on such date after giving effect to any Letter of Credit Extension occurring on such date plus any other changes in the aggregate amount of the Letter of Credit Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts and all Letter of Credit Borrowings on such date.

“ Overadvance” has the meaning given to such term in Section 2.01(c).

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“ Participant” has the meaning assigned to such term in Section 10.06(c).

“ Participant Register” has the meaning assigned to such term in Section 10.06(c).

“ Patent Security Agreement” means any patent security agreement pursuant to which a Loan Party assigns to the Lender such Person’s interests in its patents as security for the Obligations.

“ PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001.

“ Payment Conditions” means, with respect to any Specified Transaction, the satisfaction of the following conditions:

(a) as of the date of any such Specified Transaction and immediately after giving effect thereto, no Default or Event of Default has occurred and is continuing;

(b) Availability (after giving Pro Forma Effect to such Specified Transaction) during the thirty (30) consecutive day period ending on and including the date of such Specified Transaction shall be not less than the greater of (i) thirty-three and thirty-three hundredths percent (33.33%) of the Maximum Borrowing Amount and (ii) $5,000,000, as of such date;

(c) the Consolidated Fixed Charge Coverage Ratio as of the end of the most recently ended Measurement Period prior to the making of such Specified Transaction, calculated on a Pro Forma Basis, shall be equal to or greater than 1.20 to 1.00; and

the Lender shall have received a certificate of a Responsible Officer of the Borrower Agent certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby.

“ Payment in Full” means (a) the indefeasible payment in full in cash of all Obligations, together with all accrued and unpaid interest and fees thereon, other than Letter of Credit Obligations that have been fully Cash Collateralized in an amount equal to 103% of the amount thereof or as to which other arrangements with respect thereto satisfactory to the Lender shall have been made, (b) the Revolving Credit Commitment shall have terminated or expired, (c) the obligations and liabilities of each Loan Party and its Affiliates under all Credit Product Arrangements shall have been fully, finally and irrevocably paid and satisfied in full and the Credit Product Arrangements shall have expired or been terminated, or other arrangements satisfactory to the applicable Credit Product Providers shall have been made with respect thereto, and (d) all claims of the Loan Parties against any Secured Party arising on or before the payment date in connection with the Loan Documents or any Credit Product Arrangements, as applicable, shall have been released on terms acceptable to the Lender or the applicable Credit Product Providers; provided that notwithstanding full payment or Cash Collateralization of the Obligations as provided herein, the Lender shall not be required to terminate its Liens in any Collateral unless, with respect to any damages the Lender may incur as a result of the dishonor or return of Payment Items applied to Obligations, Lender receives (x) a written agreement, executed by Borrowers and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying Lender from any such damages; or (y) such Cash Collateral as the Lender, in its discretion, deems necessary to protect against any such damages.

“ Payment Item” means each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

“ PBGC” means the Pension Benefit Guaranty Corporation.

“ Pension Act” means the Pension Protection Act of 2006.

“ Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

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“ Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan, but excluding a Multiemployer Plan) that is maintained or is contributed to by the Company and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“ Permitted Acquisition” means any Acquisition (which in the case of a Limited Condition Acquisition shall be subject to Section 1.09) by a Loan Party so long as:

(a) the Person to be (or whose assets are to be) acquired does not oppose such Acquisition and the line or lines of business of the Person to be acquired is similar, ancillary or complimentary to Borrowers’ business;

(b) no Default or Event of Default shall have occurred and be continuing either immediately prior to or immediately after giving effect to such Acquisition;

(c) the Payment Conditions are satisfied with respect to such Permitted Acquisition;

(d) with respect to each Acquisition that is a Material Acquisition, the Borrower Agent shall have furnished to the Lender at least five (5) Business Days prior to the date on which any such Acquisition is to be consummated or such shorter time as the Lender may allow, a certificate of a Responsible Officer of the Borrower Agent, in form and substance reasonably satisfactory to the Lender, (i) certifying that all of the requirements set forth above will be satisfied on or prior to the consummation of such Acquisition and (ii) setting forth a reasonably detailed calculation of item (c) above (and such certificate shall be updated as necessary to make it accurate as of the date the Acquisition is consummated); and

(e) with respect to each Acquisition that is a Material Acquisition, the Borrower Agent shall have furnished the Lender with ten (10) days’ prior written notice of such intended Acquisition and shall have furnished the Lender with a current draft of the applicable acquisition documents (and final copies thereof as and when executed), and, to the extent available, appropriate financial statements of the Person which is the subject of such Acquisition, pro forma projected financial statements for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income statements by month for the acquired Person, individually, and on a Consolidated basis with all Loan Parties), and, to the extent available, such other information as the Lender may reasonably request.

“ Permitted Liens” has the meaning specified in Section 8.02.

“ Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“ Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Company or any ERISA Affiliate or any such Plan to which the Company or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“ Pledged Interests” means any Instrument, Investment Property or other Equity Interests constituting Collateral (other than Excluded Assets) hereunder, including the Pledged Interests as of the Closing Date which are set forth on Schedule 4.02 hereto.

“ Pre-Payment Conditions” means, with respect to any pre-payments of Indebtedness, the satisfaction of the following conditions:

(a) as of the date of any such prepayment and immediately after giving effect thereto, no Default or Event of Default has occurred and is continuing;

(b) Availability (after giving Pro Forma Effect to such prepayment) during the thirty (30) consecutive day period ending on and including the date of such payment shall be not less than the greater of (i) twenty percent (20%) of the Maximum Borrowing Amount and (ii) $3,000,000, as of such date;

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(c) the Consolidated Fixed Charge Coverage Ratio as of the end of the most recently ended Measurement Period prior to the making of such prepayment, calculated on a Pro Forma Basis, shall be equal to or greater than 1.10 to 1.00; and

(d) the Lender shall have received a certificate of a Responsible Officer of the Borrower Agent certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby.

“ Pro Forma Adjustment” means, for the purposes of calculating Consolidated EBITDA, Consolidated Capital Expenditures and Consolidated Fixed Charges, for any Measurement Period, if at any time during such Measurement Period, any Borrower or any of its Subsidiaries shall have made a Permitted Acquisition or Disposition, Consolidated EBITDA for such Measurement Period shall be calculated after giving pro forma effect thereto as if any such Permitted Acquisition or Disposition occurred on the first day of such Measurement Period, including (a) with respect to an any Permitted Acquisition, inclusion of the actual historical results of operation of such acquired Person or line of business during such Measurement Period) and (b) with respect to any Disposition, exclusion of the actual historical results of operations of the disposed of Person or line of business or assets during such Measurement Period.

“ Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test, financial ratio or covenant hereunder required by the terms of this Agreement to be made on a pro forma basis, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made and, without duplication, (b) all Specified Pro Forma Transactions that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made (the period beginning on the first day of such fiscal quarter and continuing until the date of the consummation of such event, the “Reference Period”) shall be deemed to have occurred as of the first day of the applicable Reference Period; provided that (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Pro Forma Transaction, (A) shall be excluded in the case of a Disposition of all or substantially all Equity Interests in or assets of any Loan Party or its Subsidiaries or any division, product line, or facility used for operations of the Loan Parties or its Subsidiaries, and (B) shall be included in the case of a Permitted Acquisition or Investment described in the definition of Specified Pro Forma Transaction, and (ii) all Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions (other than Indebtedness under the Loan Documents) or permanently repaid in connection with the relevant transaction during the Reference Period shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such Reference Period (with interest expense of such person attributable to any Indebtedness for which pro forma effect is being given as provided in preceding clause (ii) that has a floating or formula rate, shall have an implied rate of interest for the applicable Reference Period determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided, that, the foregoing pro forma adjustments may be applied to any such test, financial ratio or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA, Consolidated Capital Expenditures, Consolidated Fixed Charges and the definition of Pro Forma Adjustment.

“ Properly Contested” means with respect to any obligation of a Loan Party, (a) the obligation is subject to a bona fide dispute regarding amount or such Loan Party’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) no Lien having priority over the Lien of the Lender is imposed on assets of a Loan Party, unless bonded and stayed to the satisfaction of the Lender; and (e) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

“ Qualified ECP” means any Loan Party with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“ Real Property” means all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Person, including all easements, rights-of-way, and similar rights appurtenant thereto and all leases, tenancies, and occupancies thereof.

“ Recipient” means (a) the Lender or (b) any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, as applicable.

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“ Refinancing Indebtedness” means Indebtedness that is the result of any renewal, modification, refinancing, refunding, replacement or extension of any existing Indebtedness; provided that (a) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, fees and expenses reasonably incurred, and accrued interest in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (b) the average life to maturity of any refinancing, refunding, renewal or extension of such Indebtedness permitted hereby is not less than the then-average life to maturity of the Indebtedness so refinanced, refunded, renewed or extended, (c) the direct or contingent obligors with respect to such Indebtedness are not changed as a result of or in connection with such refinancing, refunding, renewal or extension, (d) any refinancing, refunding, renewal or extension of Indebtedness subordinated to the Obligations shall be on terms no less favorable to the Lender, and no more restrictive to the Loan Parties, than the subordinated Indebtedness being refinanced, refunded, renewed or extended and in an amount not less than the amount outstanding at the time thereof, (e) the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the market rate of interest for such Indebtedness (as determined by the Company in good faith), and (f) if the Indebtedness being renewed, refinanced, modified, refunded, replaced or extended was subject to an Intercreditor Agreement, the holders of such renewed, refinanced, modified, refunded, replaced or extended Indebtedness (if such Indebtedness was secured) or their representatives on their behalf shall become party to such Intercreditor Agreement.

“ Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Company as prescribed in the Securities Laws.

“ Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“ Relevant Governmental Body” means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or any successor thereto.

“ Rent and Charges Reserve” means the aggregate of (a) all past due rent and other amounts owing by a Borrower to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve at least equal to three months’ rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.

“ Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“ Reporting Trigger Period” means the period (a) commencing on the day that (i) an Event of Default occurs and is continuing or (ii) if the Total Revolving Credit Outstandings are greater than $1,000,000, Availability is less than the greater of (A) fifteen percent (15%) of the Maximum Borrowing Amount and (B) $3,000,000, in each case, on such day, for a period of three (3) consecutive days (which three (3) day period is only applicable to delivery of Borrowing Base Certificates) or (iii) if the Total Revolving Credit Outstandings are equal to or less than $1,000,000, fifteen percent (15%) of the Maximum Borrowing Amount for a period of three (3) consecutive days (which three (3) consecutive day period is only applicable to delivery of Borrowing Base Certificates) and (b) continuing until the date that during the previous sixty (60) consecutive days, (i) no Event of Default has existed and (ii) Availability has been greater than the greater of (A) fifteen percent (15%) of the Maximum Borrowing Amount and (B) $3,000,000 at all times during such period.

“ Request for Credit Extension” means (a) with respect to a Revolving Borrowing, a request pursuant to Section 2.02 and (b) with respect to a Letter of Credit Extension, a Letter of Credit Application.

“ Reserve” means any reserve constituting all or any portion of the Availability Reserve or the Line Reserve.

“ Responsible Officer” means, with respect to each Loan Party, the chief executive officer, president, chief financial officer, treasurer, controller or assistant treasurer or any vice president of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

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“ Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Company or any Subsidiary, (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Company’s or any Subsidiary’s stockholders, partners or members (or the equivalent Person thereof) or (iii) any distribution, advance or repayment of Indebtedness to or for the account of a holder of Equity Interests of the Company.

“ Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type made by the Lender pursuant to Section 2.01(a).

“ Revolving Credit Commitment” means the Lender’s obligation to make Revolving Loans to the Borrowers pursuant to Section 2.01(a).

“ Revolving Credit Facility” means the facility described in Section 2.01(a) or 2.03 providing for Revolving Loans and Letters of Credit to or for the benefit of the Borrowers by the Lender, in the maximum aggregate principal amount at any time outstanding of $15,000,000, as adjusted from time to time pursuant to the terms of this Agreement.

“ Revolving Credit Termination Date” means the earliest of (a) the Maturity Date, (b) the date of termination of the Revolving Credit Commitment pursuant to Section 2.07(a), and (c) the date of termination of the commitment of Lender to make Revolving Loans and of the obligation of the Lender to make Letter of Credit Extensions pursuant to Section 9.02.

“ Revolving Loan” means a Base Rate Revolving Loan or a SOFR Revolving Loan made to the Borrowers pursuant to Section 2.01(a).

“ Revolving Loan Note” means a promissory note made by the Borrowers in favor of the Lender, evidencing Revolving Loans made by the Lender, substantially in the form of Exhibit A.

“ S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw- Hill Companies, Inc. and any successor thereto.

“ Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002. “SDN List” shall have the meaning specified in Section 7.11.

“ SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“ Secured Notes” shall mean those secured notes issued in connection with that certain First Supplemental Indenture, dated as of June 28, 2024 (the “Indenture”), among the Company as the issuer, the guarantors from time to time party thereto, and Wilmington Savings Fund, FSB as trustee.

“ Secured Party” means Lender and, with respect to Credit Product Obligations, Affiliates of Lender and the successors and assigns of each of the foregoing.

“ Securities Laws” means the Securities Act of 1933, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“ Security Instruments” means, collectively or individually as the context may indicate, the Agreement, the Control Agreements, the Patent Security Agreement, the Trademark Security Agreement, each Lien Waiver and all other agreements (including securities account control agreements), instruments and other documents, whether now existing or hereafter in effect, pursuant to which any Loan Party or other Person shall grant or convey to the Lender a Lien in property as security for all or any portion of the Obligations.

“ Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

“ SOFR” means a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York) or a successor administrator of the secured overnight financing rate).

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“ SOFR Revolving Loan” means a Revolving Loan that bears interest based on Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

“ Solvent” means, as to any Person, such Person (a) owns property or assets whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns property or assets whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase. For purposes hereof, the amount of all contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“ Specified Debt Payment” means any prepayment of Indebtedness made pursuant to Section 8.11(a)(v).

“ Specified Investment” means any Investment made pursuant to Section 8.03(n).

“ Specified Loan Party” means a Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.06).

“ Specified Pro Forma Transaction” means, with respect to any period, any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, subsidiary designation or other event that by the terms of the Loan Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis.”

“ Specified Restricted Payment” means any Restricted Payment pursuant to Section 8.06(c).

“ Specified Transaction” means each Specified Debt Payment, Specified Investment and Specified Restricted Payment.

“ Subordinated Debt” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Loan Obligations and which is in form and on terms reasonably satisfactory to, and approved in writing by, the Lender.

“ Subordination Provisions” means any provision relating to debt or lien subordination applicable to or contained in any documents evidencing any Indebtedness including any Subordinated Debt, including as set forth in applicable intercreditor agreements reasonably acceptable to Lender.

“ Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (but not a representative office of such Person) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“ Swap Contract” means any swap agreement as defined in Section 101(53B)(A) of the Bankruptcy Code.

“ Swap Obligation” means, with respect to any Loan Party, any obligation to perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

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“ Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to- market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).

“ Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so- called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“ Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“ Term SOFR” means, for the applicable tenor, the Term SOFR Reference Rate on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to (a) in the case of SOFR Revolving Loans, the first day of such applicable Interest Period, or (b) with respect to Base Rate, such day of determination of the Base Rate, in each case as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day; provided, if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“ Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Lender in its reasonable discretion).

“ Term SOFR Reference Rate” means the forward-looking term rate based on SOFR. “Threshold Amount” means One Million Dollars ($1,000,000).

“ Total Revolving Credit Outstandings” means, without duplication, the aggregate Outstanding Amount of all Revolving Loans and Letter of Credit Obligations at such time.

“ Trademark Security Agreement” means any trademark security agreement pursuant to which any Loan Party assigns to the Lender such Person’s interest in its trademarks as security for the Obligations.

“ Transaction” means, the entering by the Borrowers of the Loan Documents to which they are a party, the funding of the Revolving Credit Facility and payment of all fees and expenses related thereto.

“ Treasury Management and Other Services” means (a) all arrangements for the delivery of treasury and cash management services, (b) all commercial credit card, p-card and merchant card services; and (c) all other banking products or services including trade and supply chain finance services and leases, other than Letters of Credit, in each case, to or for the benefit of any Loan Party or an Affiliate of any Loan Party which are entered into or maintained with the Lender or Affiliate of the Lender and which are not prohibited by the express terms of the Loan Documents.

“ Type” means, with respect to a Revolving Loan, its character as a Base Rate Revolving Loan or a SOFR Revolving Loan.

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“ UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, with respect to any financing statement or by reason of any mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Lender pursuant to any applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, the term “UCC” shall also include the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement, each Loan Document and any financing statement relating to such perfection or effect of perfection or non-perfection.

“ Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“ United States” and “U.S.” mean the United States of America. “Unused Fee” has the meaning specified in Section 2.09(a).

“ U.S. Economic Sanctions” shall have the meaning specified in Section 6.21.

“ U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“ U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“ Value” means, for an Eligible Account, the face amount of such Eligible Account, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could reasonably be expected to be claimed by the Account Debtor or any other Person.

“ Voting Equity Interests” means Equity Interests with respect to which the holders thereof are ordinarily, in the absence of contingencies, entitled to vote for the election of members of the Board of Directors of the issuer thereof, even if the right so to vote has been suspended by the happening of such a contingency.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date: the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

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(d) For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If, at any time, any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower Agent or the Lender shall so request, the Lender and the Borrower Agent shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Lender); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower Agent shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Consolidation of Variable Interest Entities. Except as expressly provided otherwise herein, all references herein to Consolidated financial statements of the Company and its Subsidiaries or to the determination of any amount for the Company and its Subsidiaries on a Consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Company is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

(d) In computing financial ratios and other financial calculations of the Company and its Subsidiaries required to be submitted pursuant to this Agreement, all Indebtedness of the Company and its Subsidiaries shall be calculated at par value irrespective of whether the Company has elected the fair value option pursuant to FASB Interpretation No. 159 – The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (February 2007).

(e) Notwithstanding anything to the contrary contained in this Section 1.03 or in the definition of “Capital Lease,” in the event of an accounting change requiring all leases to be capitalized, only those leases that would constitute capital leases in conformity with GAAP on the date hereof shall be considered capital leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

1.04 Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Account,” “Certificated Security,” “Chattel Paper,” “Commodity Account,” “Commodity Contracts,” “Deposit Account,” “Documents,” “Equipment,” “General Intangibles,” “Financial Asset,” “Document,” “Electronic Chattel Paper,” Financial Asset,” “Fixture,” “General Intangibles,” Goods,” “Instruments,” “Inventory,” “Investment Property,” “Letter of Credit Rights,” “Payment Intangibles,” “Proceeds,” “Record,” “Security,” “Security Entitlement,” “Software,” “Supporting Obligations,” “Tangible Chattel Paper” and “Uncertificated Security.”

1.05 Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

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1.07 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.08 Interest Rates. The Lender does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Benchmark, any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Lender and its affiliates or other related entities may engage in transactions that affect the calculation of the Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Lender may select information sources or services in its reasonable discretion to ascertain the Benchmark or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.09 Limited Condition Acquisitions. In the event that the Borrowers notify the Lender in writing that any proposed Acquisition is a Limited Condition Acquisition and that the Borrowers wish to test the conditions to such Acquisition or any Revolving Borrowing that is to be used to finance such Acquisition in accordance with this Section 1.09, then, so long as agreed to by the applicable Lenders, the following provisions shall apply:

(a) any condition to such Limited Condition Acquisition or such Revolving Borrowing that requires that no Default or Event of Default shall have occurred and be continuing at the time of such Limited Condition Acquisition or making of a Revolving Borrowing shall be satisfied if (i) no Default or Event of Default shall have occurred and be continuing at the time of the execution of the definitive purchase agreement, merger agreement or other acquisition agreement governing such Limited Condition Acquisition (the “LCA Test Date”) and (ii) no Event of Default under any of Section 9.01(a), Section 9.01(b), or Section 9.01(f) shall have occurred and be continuing both immediately before and immediately after giving effect to the consummation of such Limited Condition Acquisition and Loan;

(b) any condition to such Limited Condition Acquisition or Revolving Borrowing that the representations and warranties in this Agreement and the other Loan Documents shall be true and correct at the time of consummation of such Limited Condition Acquisition or the incurrence of such Indebtedness shall be deemed satisfied if (i) all representations and warranties in this Agreement and the other Loan Documents are true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects) as of the LCA Test Date, or if such representation speaks as of an earlier date, as of such earlier date and (ii) as of the date of consummation of such Limited Condition Acquisition, (A) the representations and warranties under the relevant definitive agreement governing such Limited Condition Acquisition as are material to the Lender shall be true and correct, but only to the extent that Borrowers or their Subsidiaries have the right to terminate its obligations under such agreement or otherwise decline to close such Limited Condition Acquisition as a result of a breach of such representations and warranties or the failure of those representations and warranties to be true and correct and (B) certain of the representations and warranties in this Agreement and the other Loan Documents which are customary for similar “funds certain” financings and required by the Lender shall be true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects); and

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(c) any financial ratio test or condition to be tested in connection with such Limited Condition Acquisition and the availability of such Loans will be tested as of the LCA Test Date, in each case, after giving effect to the relevant Limited Condition Acquisition and related incurrence of Revolving Borrowing or Indebtedness, on a pro forma basis where applicable, and, for the avoidance of doubt, (i) such ratios and baskets shall not be tested at the time of consummation of such Limited Condition Acquisition unless the Limited Condition Acquisition does not close within 60 days after the execution of the definitive purchase agreement, merger agreement or other acquisition agreement governing such Limited Condition Acquisition and (ii) if any of such ratios are exceeded or conditions are not met following the LCA Test Date, but prior to the closing of such Limited Condition Acquisition, as a result of fluctuations in such ratio or amount, at or prior to the consummation of the relevant transaction or action, such ratios will not be deemed to have been exceeded and such conditions will not be deemed unmet as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken unless the Limited Condition Acquisition does not close within 60 days after the execution of the definitive purchase agreement, merger agreement or other acquisition agreement governing such Limited Condition Acquisition.

The foregoing provisions shall apply with similar effect during the pendency of multiple Limited Condition Acquisitions such that each of the possible scenarios is separately tested.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Loan Commitments.

(a) Revolving Credit Commitment. Subject to the terms and conditions set forth herein, the Lender agrees to make Revolving Loans to the Borrowers from time to time during the Availability Period; provided however, that after giving effect to any Revolving Borrowing, the Total Revolving Outstandings shall not exceed the Maximum Borrowing Amount.

Within the limits of the Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(a), prepay under the terms of this Agreement, and reborrow under this Section 2.01(a). The Lender shall have the right, at any time and from time to time on and after the Closing Date, in the exercise of its Credit Judgment, to establish, modify or eliminate Reserves.

(b) [Reserved].

(c) Overadvances. If the aggregate Revolving Loans exceed the Borrowing Base (“Overadvance”) at any time, the excess amount shall be payable by Borrowers on demand by the Lender, but all such Revolving Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Any funding or sufferance of an Overadvance shall not constitute a waiver of the Event of Default caused thereby.

2.02 Borrowings of Loans.

(a) Each Borrowing of Revolving Loans from one Type to the other and continuation of SOFR Revolving Loans shall be made upon the Borrower’s irrevocable notice to the Lender, which may be given by telephone. Each such notice must be received by the Lender not later than 11:00 a.m. (or such other time as approved by Lender on a case by case basis) on the requested date of any Borrowing. Each telephonic notice by the Borrowers pursuant to this Section 2.02(a) must be promptly confirmed in writing by a Responsible Officer of the Borrower Agent. Each Borrowing of shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. During a Dominion Trigger Period, there shall be no minimum borrowing amounts for Base Rate Revolving Loans. Each such notice (whether telephonic or written) shall specify (A) the principal amount of Revolving Loans to be borrowed, and (B) the requested date of the Borrowing (which shall be a Business Day).

(b) During the existence of a Default, no Revolving Loans may be requested as SOFR Revolving Loans without the consent of the Lender.

(c) The Lender shall promptly notify the Borrower Agent of the interest rate applicable to any Interest Period for SOFR Revolving Loans upon determination of such interest rate. At any time that Base Rate Revolving Loans are outstanding, the Lender shall notify the Borrower Agent of any change in the Lender’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

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(d) [Reserved].

(e) Borrowers hereby irrevocably authorize the Lender, in the Lender’s sole discretion, to advance to Borrowers, and/or to pay and charge to Borrowers’ Loan Account hereunder, all sums necessary to pay (i) any interest accrued on the Obligations when due and to pay all fees, costs and expenses and other Obligations at any time owed by any Loan Party to the Lender hereunder and (ii) any service charge or expenses due pursuant to Section 10.04 when due. The Lender shall advise the Borrower Agent of any such advance or charge promptly after the making thereof. Such action on the part of the Lender shall not constitute a waiver of the Lender’s rights and the Borrowers’ obligations under Section 2.06(b)(i). Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(e) shall constitute Revolving Loans (notwithstanding the failure of the Borrowers to satisfy any of the conditions to Credit Extensions in Section 5.02) and Obligations hereunder and shall bear interest at the interest rate then and thereafter applicable to Base Rate Revolving Loans.

2.03 Letter of Credit Facility.

(a) Lender agrees to issue Letters of Credit from time to time until 30 days prior to the Revolving Credit Termination Date, on the terms set forth herein, including the following:

(i) Each Borrower acknowledges that Lender’s willingness to issue any Letter of Credit is conditioned upon its receipt of a Letter of Credit Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Lender may customarily require for issuance of a letter of credit of similar type and amount. Lender shall have no obligation to issue any Letter of Credit unless (A) it receives a request for a Letter of Credit and a Letter of Credit Application not later than 11:00 a.m (or such other time as approved by Lender on a case by case basis) at least two Business Days prior to the requested date of issuance; and (B) each Letter of Credit Condition is satisfied.

(ii) Letters of Credit may be requested by a Borrower for any purpose permitted under this Agreement, subject to the terms and conditions hereof, or as otherwise approved by Lender. Increase, renewal or extension of a Letter of Credit shall be treated as issuance of a new Letter of Credit, except that Lender may require a new Letter of Credit Application in its discretion.

(iii) The obligation of the Borrowers to reimburse Lender for each drawing under each Letter of Credit, and to repay each Letter of Credit Borrowing shall be joint and several and absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following: (A) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto; (B) the existence of any claim, counterclaim, set-off, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction; (C) any draft, demand, certificate or other document or endorsement presented under or in connection with such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit; (D) any payment by Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, or any payment made by the Letter of Credit Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or (E) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any Subsidiary.

(iv) Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit. Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and Lender shall not be responsible for the validity or sufficiency of any instrument endorsing, transferring or assigning or purporting to endorse, transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

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(b) Reimbursement. If Lender honors any request for payment under a Letter of Credit, Borrowers shall pay to Lender, on the same day (“Reimbursement Date”) the amount paid under such Letter of Credit, together with interest at the interest rate for Base Rate Revolving Loans from the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse Lender for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Revolving Loan in an amount necessary to pay all amounts due on any Reimbursement Date.

(c) Cash Collateral. If at any time (i) an Event of Default exists, (ii) the Revolving Credit Termination Date has occurred, or (iii) the Revolving Credit Maturity Date is scheduled to occur within 20 Business Days, then Borrowers shall, at Lender’s request, Cash Collateralize all outstanding Letters of Credit. If Borrowers fail to provide any Cash Collateral as required hereunder, Lender may advance, as Revolving Loans, the amount of Cash Collateral required.

(d) Expiration Date. Each Letter of Credit shall expire (or be subject to termination or non-renewal by notice from the Lender to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, including, without limitation, any automatic renewal provision, one year after such renewal or extension) and (ii) the Letter of Credit Expiration Date, unless Cash Collateralized in accordance with Section 2.14.

2.04 [Reserved].

2.05 Repayment of Loans.

(a) [Reserved].

(b) Revolving Loans. The Borrowers shall repay to the Lender on the Maturity Date the aggregate principal amount of and all accrued and unpaid interest on all Revolving Loans outstanding on such date.

(c) Other Obligations. Obligations other than principal and interest on the Loans, including Letter of Credit Obligations and Extraordinary Expenses, shall be paid by Borrowers as specifically provided herein and in any other applicable Loan Documents or, if no payment date is specified, on demand.

2.06 Prepayments.

(a) Optional. The Borrowers may, upon notice to the Lender from the Borrower Agent, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that such notice must be received by the Lender not later than 11:00 a.m. (or such other time as approved by Lender on a case by case basis) on the date of prepayment. There shall be no minimum prepayment amounts for Base Rate Revolving Loans. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower Agent, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a SOFR Revolving Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(b) Mandatory.

(i) If for any reason the Total Revolving Credit Outstandings exceed the Maximum Borrowing Amount at such time, the Borrowers shall upon demand prepay Revolving Loans and Letter of Credit Borrowings and/or Cash Collateralize the Letter of Credit Obligations in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the Letter of Credit Obligations pursuant to this Section 2.06(b) unless, after the prepayment of the Revolving Loans, the Total Revolving Credit Outstandings exceed the amount of the Revolving Credit Facility at such time.

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(ii) Application of Mandatory Prepayments. Prepayments of the Revolving Credit Facility made pursuant to this Section 2.06(b), shall first be applied to the outstanding Revolving Loans, second, shall be used to Cash Collateralize the remaining Letter of Credit Obligations in the Minimum Collateral Amount and third, the amount remaining, if any, after the prepayment in full of all Letter of Credit Borrowings and Revolving Loans outstanding at such time and the Cash Collateralization of the remaining Letter of Credit Obligations in the Minimum Collateral Amount, may be retained by the Borrowers for use in the ordinary course of Borrowers’ business. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the Lender.

2.07 Termination of Revolving Credit Commitments: Incremental Increase.

(a) Revolving Credit Commitment. The Borrowers may, upon notice to the Lender from the Borrower Agent, terminate the Revolving Credit Commitment or the Letter of Credit Sublimit; provided that (i) any such notice shall be received by the Lender not later than 11:00 a.m. (or such other time as approved by Lender on a case by case basis) five Business Days prior to the date of termination, (ii) the Borrowers shall not terminate (A) the Revolving Credit Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of Letter of Credit Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit and (iii) if, after giving effect to a termination of the Revolving Credit Commitment or the Letter of Credit Sublimit exceeds the amount of the Revolving Credit Commitment such Sublimit shall be automatically reduced by the amount of such excess. All fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination.

(b) [Reserved].

(c) Incremental Increase. The Borrowers may, by written notice to the Lender during the Availability Period, request that the Revolving Credit Commitment be increased, no more than two times during the term hereof, by an amount not to exceed $5,000,000 (the “Incremental Facility Amount”). Such notice shall set forth the amount of the requested increase (which shall be a minimum amount of $1,000,000 or any whole multiple of $500,000 in excess thereof). The Lender shall, by written notice to the Borrowers, either agree to increase the Revolving Credit Commitment in its sole discretion based upon its ability to obtain necessary approvals or decline to increase the Revolving Credit Commitment. In the event the Incremental Facility Amount is approved by the Lender, it will be subject to the execution and delivery of such definitive agreements as deemed necessary by the Lender to effectuate such increase. The Incremental Facility Amount is uncommitted as of the Closing Date.

2.08 Interest.

(a) Subject to the provisions of Sections 2.08(b), and 3.03: (i) each SOFR Revolving Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Margin; and (ii) each Base Rate Revolving Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin. Notwithstanding the above, all Revolving Loans shall be SOFR Revolving Loans unless Lender has determined that it cannot make, maintain or continue SOFR Revolving Loans as set forth herein.

(b) (i) If any amount payable by the Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any other Event of Default exists, then the Lender may require (and notify the Borrowers thereof) that all outstanding Loan Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Revolving Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

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2.09 Fees.

(a) Unused Fee. The Borrowers shall pay to the Lender a fee (the “Unused Fee”) equal to 0.25% times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of Letter of Credit Obligations. The Unused Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the first Business Day of each calendar quarter, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.

(b) Letter of Credit Fee. Borrowers shall pay to Lender (i) a fee equivalent to the Applicable Margin in effect for SOFR Revolving Loans times the average daily Outstanding Amount of Letters of Credit, which fee shall be payable quarterly in arrears, on the first Business Day of each calendar quarter; (ii) a fronting fee equal to 0.125%) per annum on the amount of each Letter of Credit, which fee shall be payable quarterly in arrears; and (iii) all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred and are non-refundable. During an Event of Default, the fee payable under clause (b) of this Section 2.09(b) shall be increased by two percent (2%) per annum.

(c) Fee Letter. The Borrowers agree to pay to the Lender, for its own accounts, the fees payable in the amounts and at the times set forth in the Fee Letter.

(d) Generally. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Lender. Fees paid shall not be refundable under any circumstances.

2.10 Computation of Interest and Fees. All computations of interest for Base Rate Revolving Loans (including Base Rate Revolving Loans determined by reference to Term SOFR) and the Unused Line Fee shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Revolving Loan or other Loan Obligation not paid when due for the day on which the Revolving Loan is made or such Loan Obligation is due and unpaid, and shall not accrue on a Revolving Loan, or any portion thereof, or such Loan Obligation for the day on which the Revolving Loan, or such portion thereof, or Obligation is paid, provided that any Revolving Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. In connection with the use or administration of Term SOFR, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Lender will promptly notify the Borrower Agent of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

2.11 Evidence of Debt. The Credit Extensions made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender (the “Loan Account”) in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lender to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so, shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Loan Obligations. Upon the request of the Lender, the Borrowers shall execute and deliver to the Lender a Revolving Loan Note, which shall evidence the Lender’s Revolving Loans in addition to such accounts or records. The Lender may attach schedules to its Revolving Loan Note and endorse thereon the date, Type (if applicable), amount and maturity of its Revolving Loans and payments with respect thereto.

2.12 Payments Generally.

(a) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Lender at the Lender’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments received by the Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

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(b) Obligations other than principal and interest on the Revolving Loans, including Letter of Credit Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand. Payments made by Borrowers hereunder shall be applied (i) first, as specifically required in the Loan Documents; (ii) second, to Obligations then due and owing; (iii) third, to other Obligations specified by Borrower Agent; and (iv) fourth, as determined by Lender in its discretion. Notwithstanding the foregoing, during the continuance of an Event of Default, all payments received in respect of the Obligations and all amounts realized with respect to any Collateral or otherwise shall be applied to the Obligations in such amounts and in such order as the Lender may determine in its discretion.

2.13 Nature and Extent of Each Borrower’s Liability.

(a) Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for all Obligations except Excluded Swap Obligations and all agreements under the Loan Documents. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until the Facility Termination Date, and that such obligations are absolute and unconditional, irrespective of (i) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Borrower is or may become a party or be bound; (ii) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by the Lender with respect thereto; (iii) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by the Lender in respect thereof (including the release of any security or guaranty); (iv) the insolvency of any Borrower; (v) any election by the Lender in proceeding under Debtor Relief Laws for the application of Section 1111(b)(2) of the Bankruptcy Code; (vi) any borrowing or grant of a Lien by any other Borrower, as debtor-in- possession under Section 364 of the Bankruptcy Code or otherwise; (vii) the disallowance of any claims of the Lender against any Borrower for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (viii) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except full payment in cash or Cash Collateralization of all Obligations on the Facility Termination Date.

(b) Waivers.

(i) Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel the Lender to marshal assets or to proceed against any Borrower, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than full payment of all Obligations. It is agreed among each Borrower and the Lender that the provisions of this Section 2.13 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, the Lender would decline to make Revolving Loans and issue Letters of Credit. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business and can be expected to benefit such business.

(ii) The Lender may, in its discretion, pursue such rights and remedies as it deems appropriate, including realization upon Collateral by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 2.13. If, in taking any action in connection with the exercise of any rights or remedies, the Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that such Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of the Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. The Lender may bid all or a portion of the Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by the Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether the Lender or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 2.13, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which the Lender might otherwise be entitled but for such bidding at any such sale.

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(c) Extent of Liability; Contribution.

(i) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 2.13 shall be limited to the greater of (A) all amounts for which such Borrower is primarily liable, as described below, and (B) such Borrower’s Allocable Amount.

(ii) If any Borrower makes a payment under this Section 2.13 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 2.13 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(iii) Each Loan Party that is a Qualified ECP when its guaranty of or grant of a Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section 2.13 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Payment in Full of the Obligations. Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of and a “keepwell, support or other agreement” for the benefit of, each Loan Party for all purposes of the Commodity Exchange Act.

(d) Direct Liability; Separate Borrowing Availability. Nothing contained in this Section 2.13 shall limit the liability of any Borrower to pay Revolving Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re- loaned or otherwise transferred to, or for the benefit of, such Borrower), Letter of Credit Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. The Lender shall have the right, at any time in its discretion, to condition Revolving Loans and Letters of Credit upon a separate calculation of borrowing availability consistent with the Borrowing Base for each Borrower and to restrict the disbursement and use of such Revolving Loans and Letters of Credit to such Borrower.

(e) Joint Enterprise. Each Borrower has requested that the Lender make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. The Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. The Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the Revolving Credit Facility, all to their mutual advantage. The Borrowers acknowledge that the Lender’s willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

(f) Subordination. Each Loan Party hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Loan Party, howsoever arising, to the full payment in cash or Cash Collateralization of all Obligations on the Facility Termination Date.

(g) Borrower Agent. Each Borrower hereby irrevocably appoints and designates the Company (“Borrower Agent”) as its representative and agent and attorney-in- fact for all purposes under the Loan Documents, including requests for Credit Extensions, designation of interest rates, delivery or receipt of communications and all notices, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Lender. Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any Loan Party by the Borrower Agent shall be deemed for all purposes to have been made by such Loan Party and shall be binding upon and enforceable against such Loan Party to the same extent as if made directly by such Loan Party and Lender shall be entitled to rely thereon. The Lender may give any notice to or communication with a Borrower or other Loan Party hereunder to Borrower Agent on behalf of such Borrower or Loan Party.

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2.14 Cash Collateral.

(a) Certain Credit Support Events. If (i) the Lender has honored any full or partial drawing request under any Letter of Credit upon presentation and such drawing has resulted in a Letter of Credit Borrowing, (ii) as of the Letter of Credit Expiration Date, any Letter of Credit Obligation for any reason remains outstanding, or (iii) the Borrowers shall be required to provide Cash Collateral pursuant to Section 9.02, the Borrowers shall immediately (in the case of clause (a) above) or within one Business Day (in all other cases) following any request by the Lender, provide Cash Collateral in an amount not less than the Minimum Collateral Amount.

(b) Grant of Security Interest. Subject to the Intercreditor Agreement, the Borrowers hereby grant to (and subject to the control of) the Lender and agree to maintain a security interest in all such cash, deposit accounts and all balances therein and all other property so provided as collateral pursuant hereto and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Lender determines that Cash Collateral is less than the Minimum Collateral Amount or otherwise deficient for any reason, the Borrowers will, promptly upon demand by the Lender, pay or provide to the Lender additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more blocked, non-interest-bearing deposit accounts at the Lender.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided in respect of Letters of Credit shall be held and applied to the satisfaction of the specific Letter of Credit Obligations and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

2.15 [Reserved].

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall, to the extent permitted by applicable Laws, be made free and clear of and without reduction or withholding for any Taxes, except as required by applicable Laws. If applicable Laws require the Loan Parties to withhold or deduct any Tax from the making of any such payment, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Loan Parties hereunder shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of clause (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) Tax Indemnification by the Borrowers. Without limiting the provisions of clauses (a) or (a)(i) above, each Loan Party shall and does hereby (jointly and severally) indemnify each Recipient and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted by the Loan Parties from a payment to such Recipient, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Loan Party by a Lender shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by the Loan Parties to a Governmental Authority as provided in this Section 3.01, the Borrower Agent shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Law to report such payment or other evidence of such payment reasonably satisfactory to the Lender.

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(e) Treatment of Certain Refunds. If the Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by any Loan Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Lender, agrees to repay the amount paid over to any Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(f) If any Lender (including any assignee or successor) is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document, it shall deliver to Borrower Agent, at the time or times reasonably requested by Borrower Agent, such properly completed and executed documentation reasonably requested by Borrower Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, such Lender, if reasonably requested by Borrower Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower Agent as will enable Borrower Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the sentence below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing, on or before the date on which each Lender becomes a Lender under this Agreement it shall deliver whichever of IRS Form W-9, IRS Form W-8BEN-E, IRS Form W-8ECI or W-8IMY is applicable, as well as any applicable supporting documentation or certifications. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Agent as may be necessary for the Borrower Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

3.02 Illegality. If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable Lending Office to make, maintain or fund Revolving Loans whose interest is determined by reference to Term SOFR, or to determine or charge interest rates based upon Term SOFR, then, on notice thereof by the Lender to the Borrower Agent, (i) any obligation of the Lender to make or continue SOFR Revolving Loans shall be suspended, and (ii) if such notice asserts the illegality of the Lender making or maintaining Base Rate Revolving Loans, the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Revolving Loans shall, if necessary to avoid such illegality, be determined by the Lender without reference to the Term SOFR component of the Base Rate, in each case until the Lender notifies the Borrower Agent that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Loan Parties shall, upon demand from the Lender, prepay or, if applicable, convert all SOFR Revolving Loans of the Lender to Base Rate Revolving Loans (the interest rate on which Base Rate Revolving Loans of the Lender shall, if necessary to avoid such illegality, be determined by the Lender without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such SOFR Revolving Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such SOFR Revolving Loans and (y) if such notice asserts the illegality of the Lender determining or charging interest rates based upon Term SOFR, the Lender shall during the period of such suspension compute the Base Rate without reference to the Term SOFR component thereof until it is no longer illegal for the Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, the Loan Parties shall also pay accrued interest on the amount so prepaid or converted.

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3.03 Inability to Determine Rates; Effect of Benchmark Transition Event.

(a) Inability to Determine Rates. Subject to Section 3.03(b), if, on or prior to the first day of any Interest Period for any SOFR Revolving Loan:

(i) the Lender determines (which determination shall be conclusive and binding absent manifest error) that Term SOFR cannot be determined, or

(b) (ii) the Lender determines that for any reason in connection with any request for a SOFR Revolving Loan that Term SOFR for any applicable Interest Period with respect to a proposed SOFR Revolving Loan does not adequately and fairly reflect the cost to the Lender of funding such Revolving Loan, then the Lender will promptly so notify the Borrower Agent. Upon notice thereof by the Lender to the Borrower Agent, any obligation of the Lender to make or continue SOFR Revolving Loans shall be suspended (to the extent of the affected SOFR Revolving Loans and, in the case of a SOFR Revolving Loan, the affected Interest Periods) until the Lender revokes such notice. Upon receipt of such notice, (i) the Borrower Agent may revoke any pending request for a borrowing of SOFR Revolving Loans (to the extent of the affected SOFR Revolving Loans and, in the case of a SOFR Revolving Loans, the affected Interest Periods) or, failing that, the Borrower Agent will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Revolving Loans in the amount specified therein and (ii) any outstanding affected SOFR Revolving Loans will be deemed to have been converted into Base Rate Revolving Loans immediately or, in the case of SOFR Revolving Loans, at the end of the applicable Interest Period. Upon any such conversion, the Borrowers shall also pay any additional amounts required pursuant to this Agreement.

(c) Effect of Benchmark Transition Event. Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Contract shall be deemed not to be a “Loan Document” for the purposes of this Section 3.03):

(i) Benchmark Replacement. If a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Borrower Agent without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Documents. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notice; Standards for Decisions and Determinations. The Lender will promptly notify the Borrower Agent of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Lender will promptly notify the Borrower Agent of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.03. Any determination, decision or election that may be made by the Lender pursuant to this Section 3.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non- occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03.

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(iv) Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement) (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Lender in its reasonable discretion or (2) the administration of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) ceases to be not be representative for a Benchmark (including a Benchmark Replacement), then the Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower Agent’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower Agent may revoke any pending request for a SOFR Revolving Loan, or conversion to or continuation of SOFR Revolving Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Revolving Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender;

(ii) subject the Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit, or any SOFR Revolving Loan made by it, or change the basis of taxation of payments to the Lender in respect thereof (except for Indemnified Taxes or Taxes described in clauses (b) through (d) of the definition of Excluded Taxes or Connection Income Taxes); or

(iii) impose on the Lender any other condition, cost or expense affecting this Agreement or SOFR Revolving Loans made by the Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Revolving Loan the interest on which is determined by reference to Term SOFR (or of maintaining its obligation to make any such Revolving Loan), or to increase the cost to the Lender of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Loan Parties will pay to the Lender, as the case may be, such additional amount or amounts as will compensate the Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or any Lending Office of the Lender or the Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of the Lender or the Revolving Loans made by, or participations in Letters of Credit held by, the Lender, or the Letters of Credit issued by the Lender, to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time pursuant to clause (c) below the Loan Parties will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

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(c) Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in clauses (a) or (b) of this Section and delivered to the Borrower Agent shall be conclusive absent manifest error. The Loan Parties shall pay the Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Loan Parties shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that Lender notifies the Loan Parties of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine- month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses. Upon demand of the Lender, the Borrowers shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any payment or prepayment of any Revolving Loan other than a Base Rate Revolving Loan on a day other than the last day of the Interest Period for such Revolving Loan (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise);

(b) any failure by Borrowers (for a reason other than the failure of the Lender to make a Revolving Loan) to prepay, borrow, continue or convert any Revolving Loan other than a Base Rate Revolving Loan on the date or in the amount notified by the Borrower Agent; or

(c) any assignment of a SOFR Revolving Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower Agent pursuant to Section 2.02;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Revolving Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by the Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lender under this Section 3.05, the Lender shall be deemed to have funded each SOFR Revolving Loan made by it at the SOFR Rate for such Revolving Loan by a matching deposit or other borrowing in the SOFR market for a comparable amount and for a comparable period, whether or not such SOFR Revolving Loan was in fact so funded.

3.06 Mitigation Obligations; Designation of a Different Lending Office. If the Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 3.01, or if the Lender gives a notice pursuant to Section 3.02, then the Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Revolving Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive the occurrence of the Facility Termination Date.

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ARTICLE IV

SECURITY AND ADMINISTRATION OF COLLATERAL

4.01 Security Interest in Collateral. To secure the prompt payment and performance to the Lender of the Obligations, each Loan Party hereby grants to the Lender (and its Affiliates with respect to Credit Product Obligations) a continuing Lien upon all of such Loan Party ’s assets, including all of the following property and interests in property of such Loan Party, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

(a) all Accounts;

(b) all Goods, including, without limitation, all Equipment (including rolling stock), Fixtures and Inventory;

(c) all Chattel Paper (whether tangible or electronic);

(d) the Commercial Tort Claims specified on Schedule 4.01;

(e) all Deposit Accounts, all cash, and all other property from time to time deposited therein or otherwise credited thereto and the monies and property in the possession or under the control of the Lender or any affiliate, representative, agent or correspondent of the Lender;

(f) all Documents

(g) all General Intangibles (including, without limitation, all Payment Intangibles, Intellectual Property and Licenses);

(h) all Instruments (including, without limitation, Promissory Notes);

(i) all Investment Property;

(j) all Letter-of-Credit Rights;

(k) all Pledged Interests;

(l) all Supporting Obligations;

(m) all other tangible and intangible personal property of such Loan Party (whether or not subject to the UCC), including, without limitation, all bank and other accounts and all cash and all investments therein, all proceeds, products, offspring, accessions, rents, profits, income, benefits, substitutions and replacements of and to any of the property of such Loan Party described in the preceding clauses of this Section 4.01 hereof (including, without limitation, any proceeds of insurance thereon and all causes of action, claims and warranties now or hereafter held by such Loan Party in respect of any of the items listed above), and all books, correspondence, files and other Records including, without limitation, all tapes, disks, cards, Software, data and computer programs in the possession or under the control of such Loan Party or any other Person from time to time acting for such Loan Party that at any time evidence or contain information relating to any of the property described in the preceding clauses of this Section 4.01 hereof or are otherwise necessary or helpful in the collection or realization thereof; and

(n) all Proceeds, including all cash Proceeds and noncash Proceeds, and products of any and all of the foregoing Collateral;

in each case howsoever such Loan Party’s interest therein may arise or appear (whether by ownership, security interest, claim or otherwise).

Notwithstanding anything herein to the contrary, the term “Collateral” shall not include, and no Loan Party is pledging, nor granting a security interest hereunder in, any Excluded Assets.

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4.02 Other Collateral.

(a) Commercial Tort Claims. The Loan Parties shall promptly notify the Lender in writing upon any Loan Party obtaining a Commercial Tort Claim after the Closing Date against any third party with a value in excess of the Threshold Amount and, upon request of the Lender, promptly take such action reasonably requested by the Lender to give the Lender a security interest in any such Commercial Tort Claim. The Loan Parties represent and warrant that as of the date of this Agreement, to their knowledge, no Loan Party possesses any Commercial Tort Claims.

(b) Other Collateral. The Loan Parties shall promptly notify the Lender in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Letter of Credit Rights or Electronic Chattel Paper with a value in excess of the Threshold Amount or any Deposit Accounts or Investment Property and, upon the request of the Lender, promptly execute such other documents and take such other actions as may be reasonable requested by the Lender to deliver to the Lender control with respect to such Collateral;

(c) Lien Perfection; Further Assurances. The Loan Parties shall execute such UCC-1 financing statements as are required by the UCC and such other instruments, assignments or documents as are necessary to perfect the Lender’s Lien upon any of the Collateral and shall take such other action as may be required to perfect or to continue the perfection of the Lender’s Lien upon the Collateral. Unless prohibited by applicable Law, each Loan Party hereby authorizes the Lender to execute and file any such financing statement, including financing statements that indicate the Collateral (i) as all assets of such Loan Party or words of similar effect, or (ii) as being of an equal or lesser scope, or with greater or lesser detail, than as set forth in Section 4.01 on such Loan Party’s behalf. Each Loan Party also hereby ratifies its authorization for the Lender to have filed in any jurisdiction any like financing statements or amendments thereto if filed prior to the date hereof. At the Lender’s request, each Loan Party shall also promptly execute or cause to be executed and shall deliver to the Lender any and all documents, instruments and agreements deemed necessary by the Lender to give effect to or carry out the terms or intent of the Loan Documents.

(d) [Reserved].

(e) Investment Property and other Equity Interests.

(i) Form of Pledged Interests. At no time shall any Pledged Interests: (A) be held or maintained in the form of a security entitlement or credited to any securities account other than security entitlements credited to a securities account that is listed on Schedule 6.19 (as supplemented from time to time) and that is subject to the control of the Lender pursuant to Section 4.05; and (B) which constitute a “security” under Article 8 of any applicable Uniform Commercial Code be maintained in the form of uncertificated securities. With respect to any Pledged Interests that are “securities” under Article 8 of the applicable UCC, such Pledged Interests are, and shall at all times be, represented by the share certificates listed on Schedule 4.02 hereto (as supplemented from time to time), and such share certificates, with stock powers duly executed in blank by the applicable Loan Party, shall have been delivered to the Lender.

(ii) Delivery of Certificates. All certificates or instruments representing or evidencing any Pledged Interests shall be delivered to and held by or on behalf of the Lender pursuant hereto, shall be in suitable form for further transfer by delivery, and shall be accompanied by all necessary instruments of transfer or assignment, duly executed in blank. The Pledged Interests consisting of Equity Interests pledged hereunder have been duly authorized and validly issued and are fully paid and non-assessable.

(iii) Issuer Agreements. Upon request of the Lender, each Loan Party that is the issuer of any Pledged Interests shall and shall cause each other Person that is the issuer of any Pledged Interests to (A) acknowledge in writing the security interest and Lien of the Lender in such Collateral granted by the Loan Party owning such Pledged Interests, (B) agree in writing that, with respect to any such Pledged Interests, it will comply with the instructions originated by the Lender without further consent of any other Loan Party and (C) confirm and agree in writing that, with respect to any such Pledged Interests, it has not received notice of any other Lien therein (other than the Lien in favor of the Lender hereunder) and will not comply with the instructions originated by any Person (other than the Lender) without further consent of the Lender.

(iv) Distributions on Investment Property and other Equity Interests. In the event that any cash dividend or cash distribution (a “Dividend”) is paid on any Pledged Interests of any Loan Party at a time when no Event of Default has occurred and is continuing, such Dividend may be paid directly to the applicable Loan Party. If an Event of Default has occurred and is continuing, then, any such Dividend or payment (other than Dividends described in clauses (d) or (e) of Section 8.06) shall be paid directly to the Lender for the benefit of the Secured Parties.

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(v) Voting Rights with respect to Equity Interests. Loan Parties shall be entitled to exercise any and all voting and other consensual rights pertaining to any of the Pledged Interests or any part thereof for any purpose not prohibited by the terms of this Agreement. If an Event of Default shall have occurred and be continuing, all rights of Loan Parties to exercise the voting and other consensual rights that it would otherwise be entitled to exercise shall, at the Lender’s option, be suspended, and all such rights shall, at the Lender’s option, thereupon become vested in the Lender for the benefit of the Secured Parties during the continuation of such Event of Default, and the Lender shall, at its option, thereupon have the sole right to exercise such voting and other consensual rights during the continuation of such Event of Default and the Lender shall have the right to act with respect thereto as though it were the outright owner thereof. After all Events of Default have been waived in accordance with the provisions hereof, and so long as the Obligations shall not have been accelerated, each Loan Party shall have the right to exercise the voting and other consensual rights and powers that it would have otherwise been entitled to pursuant to this Section 4.02(e)(v).

(vi) Securities Accounts. No Loan Party shall maintain any securities accounts with any securities intermediary that is not identified on Schedule 6.19 (as supplemented from time to time) and as to which such securities intermediary and such Loan Party have entered into a control agreement with the Lender in which such Loan Party irrevocably authorizes and directs such securities intermediary to dispose of such Collateral at the direction of the Lender and to comply with the instructions originated by the Lender without further consent of such Loan Party. The Lender agrees with the Loan Parties that such instruction shall not be given by the Lender unless an Event of Default has occurred and is continuing.

(vii) [Reserved].

(viii) Proxy Rights. Each Loan Party hereby irrevocably constitutes and appoints the Lender as its proxy and attorney-in-fact with respect to its Pledged Interests and other Collateral, including the right to vote such Pledged Interests and other Collateral, with full power of substitution to do so. In addition to the right to vote any such Pledged Interests and other Collateral, the appointment of the Lender as proxy and attorney-in-fact shall include the right to exercise all other rights, powers, privileges and remedies to which a holder of such Pledged Interests and other Collateral would be entitled (including giving or withholding written consents of shareholders or other equity holders, calling special meetings of shareholders or other equity holders and voting at such meetings). Such proxy shall be effective, automatically and without the necessity of any action (including any transfer of any such Pledged Interests and other Collateral on the record books of the issuer thereof) by any person (including the issuer of such Pledged Interests and other Collateral or any officer or agent thereof), upon the occurrence and continuation of any Event of Default. Each Loan Party hereby ratifies and approves all acts of any such attorney and agrees that neither the Lender nor any such attorney will be liable for any acts or omissions or for any error of judgment or mistake of fact or law other than such person’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction; provided that, in no event shall they be liable for any punitive, exemplary, indirect or consequential damages. The foregoing powers of attorney and proxy, being coupled with an interest, are irrevocable until the obligations have been Paid in Full.

4.03 Collateral Administration.

(a) Administration of Accounts.

(i) Records and Schedules of Accounts. Each Borrower and Guarantor shall keep accurate and complete records of its Accounts, including all payments and collections thereon. If the Total Revolving Credit Outstandings are $1,000,000 or more as of any date, if Accounts in an aggregate face amount of $5,000,000 or more cease to be Eligible Accounts, Borrower Agent shall notify the Lender of such occurrence promptly (and in any event within one Business Day) after Borrower Agent has knowledge thereof.

(ii) Taxes. If an Account of any Borrower or Guarantor includes a charge for any Taxes, the Lender is authorized, in its discretion and after notice to the Borrower, to pay the amount thereof to the proper taxing authority for the account of such Borrower or Guarantor and to charge Borrowers or Guarantor therefor; provided, however, that the Lender shall not be liable for any Taxes that may be due from Borrowers or Guarantors or with respect to any Collateral.

(iii) Account Verification. Whether or not a Default or Event of Default exists, the Lender shall have the right at any time, in the name of the Lender, any designee of the Lender or (during the continuance of any Event of Default) any Borrower or Guarantor, to verify the validity, amount or any other matter relating to any Accounts of Borrowers or Guarantors by mail, telephone or otherwise. Borrowers and Guarantors shall cooperate fully with the Lender in an effort to facilitate and promptly conclude any such verification process.

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(iv) Proceeds of Collateral. Borrowers and Guarantors shall take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to the Concentration Account (or a lockbox relating to the Concentration Account). If any Borrower, any Guarantor or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for the Lender and promptly (not later than the next Business Day) deposit same into the Concentration Account.

(b) Administration of Inventory.

(i) Records and Reports of Inventory. Each Borrower and each Guarantor shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions. Each Borrower and each Guarantor shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by the Lender when an Event of Default exists) and periodic cycle counts consistent with historical practices and shall provide to the Lender a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as the Lender may request. The Lender may participate in and observe each physical count. If any Event of Default is continuing, the Lender may cause additional inventories to be taken and reports made as the Lender determines (each at the expense of the Loan Parties) in its reasonable discretion.

(ii) Returns of Inventory. No Borrower and no Guarantor shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (A) such return is in the Ordinary Course of Business; (B) no Default, Event of Default or Overadvance exists or would result therefrom; (C) the Lender is promptly notified if the aggregate value of all Inventory returned in any month exceeds $2,500,000; and (D) any payment received by a Borrower or Guarantor for a return is promptly remitted to the Lender for application to the Obligations.

(iii) Acquisition, Sale and Maintenance. Each Borrower and Guarantor shall acquire or accept any Inventory on consignment or approval and shall take all steps to assure that all Inventory is produced in accordance with applicable Law, including the FLSA. No Borrower and no Guarantor shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require a Borrower or Guarantor to repurchase such Inventory. The Borrowers and Guarantors shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all applicable Laws, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

(c) Collateral at Locations Subject to a Material Third-Party Agreement. With respect to any location of Collateral subject to a Material Third-Party Agreement entered into after the Closing Date, each Loan Party shall use commercially reasonable efforts to provide the Lender with Lien Waivers with respect to the premises subject to such Material Third-Party Agreements. Loan Parties acknowledge that if such Lien Waivers are not delivered, then, at the election of the Lender, all or a portion of the Collateral at such locations may be deemed ineligible for inclusion in the Borrowing Base and/or the Lender may establish a Rent and Charges Reserve for such location.

4.04 Further Assurances.

(a) New Deposit Accounts and Securities Accounts. Concurrently with or prior to the opening of a Deposit Account, Securities Account or Commodity Account by any Loan Party, other than any Excluded Deposit Account, such Loan Party shall deliver to the Lender a Control Agreement covering such Deposit Account, Securities Account or Commodity Account, duly executed by such Loan Party, the Lender and the applicable Controlled Account Bank, securities intermediary or financial institution at which such account is maintained.

(b) Future Leases. Without limiting the generality of the foregoing clause (a), prior to entering into any new lease of Real Property or renewing any existing lease of Real Property following the Closing Date, each Borrower and each Guarantor shall, and shall cause each Loan Party to, use its (and their) best efforts to deliver to the Lender a Lien Waiver, in form and substance reasonably satisfactory to the Lender, executed by the lessor of any Real Property, to the extent the value of any personal property of the Borrowers and Guarantors held or to be held at such leased property exceeds (or it is anticipated that the value of such personal property will exceed at any point in time during the term of such leasehold term) $1,000,000.

(c) [Reserved].

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(d) UCC Authorization. The Lender is hereby irrevocably authorized to execute (if necessary) and file or cause to be filed, with or, if permitted by applicable Law, without the signature of any Borrower or Guarantor appearing thereon, all UCC financing statements reflecting any Borrower and any Guarantor as “debtor” and the Lender as “secured party,” and continuations thereof and amendments thereto, as the Lender reasonably deems necessary or advisable to give effect to the transactions contemplated hereby and by the other Loan Documents.

(e) Controlled Securities Accounts. Subject to Section 5.03, within a reasonable timeframe not less than 120 days after the Closing Date, each Loan Party shall enter into a Control Agreement with respect to each Securities Account and Commodity Account listed on part (b) of Schedule 6.19; provided, however, that notwithstanding the foregoing, the Loan Parties may maintain the Wells Fargo account identified on Schedule 6.19 without a Control Agreement for a transitional period following the Closing Date for the purpose of allowing sufficient time to redirect customer payments to other controlled accounts. Such transitional period shall not exceed 120 days after the Closing Date, unless otherwise agreed by the Lender in its sole discretion. During this period, the Borrower Agent shall use commercially reasonable efforts to repoint customer payments and shall provide the Lender with updates upon written request. At the request of the Lender, other than with regard to the Wells Fargo account during the transitional period, the Borrower Agent shall cause account statements and/or other reports from the applicable broker, financial institution or other financial intermediary to be delivered to the Lender not less often than monthly, accurately setting forth all assets, including securities entitlements, financial assets or other amounts, held in each Securities Account or Commodity Account.

4.05 Cash Management.

(a) Controlled Deposit Account. Subject to Section 5.03, on or prior to the Closing Date, each Loan Party shall enter into a Control Agreement with respect to each Deposit Account listed on Schedule 6.19, other than Excluded Deposit Accounts, which shall include all lockboxes and related lockbox accounts used for the collection of Accounts. Each Loan Party agrees that all invoices rendered, and other requests made, by any Loan Party for payment in respect of Accounts shall contain a written statement directing payment in respect of such Accounts to be paid to a Controlled Deposit Account in its name. At the request of the Lender, the Borrower Agent shall cause third party bank statements and/or other reports to be delivered to the Lender not less often than monthly, accurately setting forth all amounts deposited in each Controlled Deposit Account to ensure the proper transfer of funds as set forth above. All remittances received by any Loan Party on account of Accounts, together with the proceeds of any other Collateral, shall be held as the Lender’s property, for its benefit and the benefit of the Lender, by such Loan Party as trustee of an express trust for the Lender’s benefit and such Loan Party shall immediately deposit same in kind in a Controlled Deposit Account. The Lender retains the right at all times after the occurrence and during the continuance of a Default or an Event of Default to notify Account Debtors that a Loan Party’s Accounts have been assigned to the Lender and to collect such Loan Party’s Accounts directly in its own name, or in the name of the Lender’s agent, and to charge the collection costs and expenses, including reasonable attorneys’ fees, to the Loan Account.

(b) Concentration Account. Each Control Agreement with respect to a Controlled Deposit Account shall require that, during a Dominion Trigger Period, the Controlled Account Bank transfer all cash receipts and other collections by ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to the concentration account maintained by the Lender at the Lender (the “Concentration Account”).The Concentration Account shall at all times be under the sole dominion and control of the Lender. The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the Concentration Account, (ii) the funds on deposit in the Concentration Account shall at all times be collateral security for all of the Obligations and (iii) the funds on deposit in the Concentration Account shall be applied as provided in this Section 4.05(b). In the event that, notwithstanding the provisions of this Section 4.05, any Loan Party receives or otherwise has dominion and control of any such proceeds or collections described above, such proceeds and collections shall be held in trust by such Loan Party for the Lender, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into a Controlled Deposit Account or, during a Dominion Trigger Period, the Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by the Lender.

(c) Application of Funds in the Concentration Account. All funds received in the Concentration Account in immediately available funds shall be applied on a daily basis in accordance with Section 2.06(b)(ii). All funds received in the Concentration Account that are not immediately available funds (checks, drafts and similar forms of payment) shall be deemed applied by the Lender on account of the Obligations (subject to final payment of such items) in accordance with the foregoing sentence on the first Business Day after receipt by the Lender of such items in the Lender’s account located in Chicago, Illinois. If, as the result of such application of funds, a credit balance exists in the Loan Account, such credit balance shall not accrue interest in favor of Borrowers or Guarantors but shall, so long as no Default or Event of Default then exists, be disbursed to Borrowers and Guarantors or otherwise at Borrower Agent’s direction, upon Borrower Agent’s request. Upon and during the continuance of any Event of Default, the Lender may, at its option, offset such credit balance against any of the Obligations or hold such credit balance as Collateral for the Obligations.

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4.06 Information Regarding Collateral. Each Borrower and each Guarantor represents, warrants and covenants that (a) the chief executive office of each Loan Party on the Closing Date is located at the address or addresses specified on Schedule 4.06, and (b) Schedule 4.06 contains a true and complete list of (i) the exact legal name, jurisdiction of formation, and address within the United States of each Loan Party and of each other Person that has effected any merger or consolidation with a Loan Party or contributed or transferred to a Loan Party any property constituting Collateral at any time since December 31, 2024, (excluding Persons making sales in the ordinary course of their businesses to a Loan Party of property constituting Inventory in the hands of such seller), (ii) the exact legal name, jurisdiction of formation, jurisdiction identification number, and each location of the chief executive office of each Loan Party at any time since December 31, 2024, (iii) each location within the United States in which material goods constituting Collateral are located as of the Closing Date (together with the name of each owner of the property located at such address if not the applicable Loan Party, a summary description of the relationship between the applicable Loan Party and such Person and the maximum approximate book or market value of the Collateral held or to be held at such location). The Company shall not change, and shall not permit any other Loan Party to change, its name, jurisdiction of formation (whether by reincorporation, merger or otherwise), the location of its chief executive office or any location specified in clause (b)(iii) of the immediately preceding sentence, or use or permit any other Loan Party to use any additional trade name, trademark or other trade style, except upon giving not less than thirty (30) days’ prior written notice to the Lender and taking or causing to be taken all such action at Borrowers’ or such other Loan Parties’ expense as may be reasonably requested by the Lender to perfect or maintain the perfection and priority of the Lien of the Lender in Collateral.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01 Conditions of Initial Credit Extension. The obligation of the Lender to make any initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Lender’s receipt of the following items (except those items that are permitted to be delivered after the Closing Date pursuant to Section 5.03), each properly executed by a Responsible Officer of the signing Loan Party, each dated as of the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Lender and its legal counsel:

(i) executed counterparts of this Agreement and each of the Security Instruments;

(ii) Revolving Loan Note(s) executed by the Borrowers in favor of the Lender if the Lender requests a Revolving Loan Note(s);

(iii) such certificates of resolutions or other action, incumbency certificates (including specimen signatures), and/or other certificates of Responsible Officers of each Loan Party as the Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) such documents and certifications as the Lender may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization, including certified copies of each Loan Party’s Organization Documents, shareholders’ agreements, certificates of good standing and/or qualification to engage in business from each jurisdiction identified on Schedule 5.01 hereto;

(v) a favorable opinion of Greenberg Traurig, LLP, counsel to the Loan Parties, and appropriate local counsel to the Loan Parties, each addressed to the Lender and its successors and assigns, as to the matters concerning the Loan Parties and the Loan Documents as the Lender may reasonably request;

(vi) [Reserved];

(vii) a certificate of Responsible Officers of the Borrower Agent certifying that the Company and its Subsidiaries, on a Consolidated basis, are Solvent;

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(viii) (A) audited financial statements of the Company and its Subsidiaries for each of the three fiscal years immediately preceding the Closing Date, (B) unaudited interim financial statements for the Company and its Subsidiaries as of December 31, 2024, and (C) financial projections of the Company and its Subsidiaries for the next three (3) fiscal years;

(ix) [Reserved];

(x) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(xi) an initial Borrowing Base Certificate;

(xii) an initial written notice of Borrowing;

(xiii) delivery of Uniform Commercial Code financing statements, suitable in form and substance for filing in all places required by applicable Law to perfect the Liens of the Lender under the Security Instruments as to items of Collateral in which a security interest may be perfected by the filing of financing statements, and such other documents and/or evidence of other actions as may be reasonably necessary under applicable Law to perfect the Liens of the Lender under such Security Instruments in and to such other Collateral as the Lender may require;

(xiv) Uniform Commercial Code search results showing only those Liens as are acceptable to the Lender;

(xv) evidence satisfactory to the Lender of the consummation (in compliance with all applicable Laws and regulations, with the receipt of all material governmental, shareholder and third-party consents and approvals relating thereto) of the Transactions;

(xvi) such other assurances, certificates, documents, consents or opinions as the Lender may reasonably require.

(b) The Borrowers shall have paid all reasonable fees, charges and disbursements of counsel to the Lender to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such reasonable fees, charges and disbursements as shall constitute its reasonable estimate of such reasonable fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Lender).

(c) The Lender shall be satisfied that after giving effect to (i) the initial Credit Extension hereunder, (ii) consummation of the Transactions and payment of all fees and expenses in connection therewith and (iii) any payables stretched beyond their customary payment practices, Availability shall be at least $10,000,000.

5.02 Conditions to all Credit Extensions. Subject to Section 1.09 (solely with respect to any Revolving Borrowing incurred to finance a substantially concurrent Limited Condition Acquisition), the obligation of the Lender to honor any Request for Credit Extension or make the initial Credit Extension hereunder is subject to the following conditions precedent:

(a) or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 5.02(a), the representations and warranties contained in clauses (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

(b) No Default shall have occurred and be continuing or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) After giving effect to each Credit Extension, Total Revolving Credit Outstandings shall not exceed the Maximum Borrowing Amount.

Each request for Credit Extension submitted by the Borrower Agent shall be deemed to be a representation and warranty that the conditions specified above in this Section 5.02 have been satisfied on and as of the date of the applicable Credit Extension.

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5.03 Post-Closing.

(a) Within ninety (90) days of the Closing Date, Borrowers shall use commercially reasonable efforts to deliver a Landlord Waiver reasonably satisfactory to the Lender with respect to those premises leased by the Borrowers located at 9710 Scranton Road, San Diego, California.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

To induce the Secured Parties to enter into this Agreement and to make Revolving Loans and to issue Letters of Credit hereunder, each Loan Party represents and warrants to the Lender, subject to the limitation set forth in Section 5.02(a), that:

6.01 Existence, Qualification and Power. Each Loan Party and each Subsidiary (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, organization or formation, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business as is now being conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transactions to which it is a party, and (c) is duly qualified and licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clauses (b)(i) or (c), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Loan Party is a credit institution, investment firm, or parent company of a credit institution or investment firm, in each case that is established in a member state of the European Union, Iceland, Liechtenstein or Norway, and no Loan Party is a subsidiary of any of the foregoing.

6.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, and the consummation of the Transactions, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of the Organization Documents of any such Person; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

6.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, notice to or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Security Instruments, (c) the perfection or maintenance of the Liens created under the Security Instruments (subject to the Intercreditor Agreement, including the first priority nature thereof) or (d) the exercise by the Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Instruments.

6.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except (a) as rights to indemnification hereunder may be limited by applicable Law and (b) as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

6.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

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(b) The unaudited Consolidated balance sheet of the Company and its Subsidiaries dated as of December 31, 2024, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal year then ended (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (b) and (b), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) As of the Closing Date, the Loan Parties, on a Consolidated basis, are Solvent.

6.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Loan Party after due investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the Transactions or (b) except as specifically disclosed in Schedule 6.06, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the matters described on Schedule 6.06 which could reasonably be expected to have a Material Adverse Effect.

6.07 No Default. No Loan Party nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

6.08 Ownership of Property; Liens.

(a) Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Loan Party and each of its Subsidiaries has good and marketable title to, valid leasehold interests in, or valid licenses to use all personal property and assets material to the ordinary conduct of its business.

(b) Schedule 6.08(b)(1) sets forth the address (including street address, county and state) of all Real Property that is owned by the Loan Parties as of the Closing Date. Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Permitted Liens. Schedule 6.08(b)(2) sets forth the address (including street address, county and state) of all material operating leases of the Loan Parties, together with a list of the lessor and its contact information with respect to each such lease as of the Closing Date. Each of such leases is in full force and effect and the Loan Parties are not in default of any material terms thereof.

6.09 Environmental Compliance.

(a) Except as disclosed in Schedule 6.09, no Loan Party or any Subsidiary thereof (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law with respect to the Loan Party or any Subsidiary’s operations, (ii) has become subject to a pending claim with respect to any Environmental Liability or (iii) has received written notice of any claim with respect to any Environmental Liability except, in each case, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as otherwise set forth in Schedule 6.09 or as would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, (i) none of the properties currently owned or operated by any Loan Party or any Subsidiary thereof is listed or, to the knowledge of the Loan Parties, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no and, to the knowledge of the Loan Parties, never have been, any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any Subsidiary thereof; (iii) to the knowledge of the Loan Parties, there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or Subsidiary thereof; and (iv) Hazardous Materials have not been released, discharged or disposed of by any Loan Party or Subsidiary in violation of Environmental Laws or, to the knowledge of the Loan Parties, by any other Person in violation of Environmental Laws on any property currently owned or operated by any Loan Party or any Subsidiary thereof.

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(c) Except as otherwise set forth on Schedule 6.09 or as would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, no Loan Party or any Subsidiary thereof is undertaking, and no Loan Party or any Subsidiary thereof has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored by any Loan Party or any Subsidiary at, or transported to or from by or on behalf of any Loan Party or any Subsidiary, any property currently owned or operated by any Loan Party or any Subsidiary thereof have, to the knowledge of the Loan Parties, been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any Subsidiary thereof.

(d) Each Loan Party conducts in the Ordinary Course of Business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof each Loan Party has reasonably concluded that, except as set forth on Schedule 6.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.10 Insurance. The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties or the applicable Subsidiary operates.

6.11 Taxes. Each Loan Party and its Subsidiaries have filed all federal, state and other tax returns and reports required to be filed, and have paid all federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those which are being Properly Contested or (b) to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.12 ERISA Compliance.

(a) Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) each Plan is in compliance in all respects with the applicable provisions of ERISA, the Code and other federal or state Laws, (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service, and (iii) to the knowledge of the Company, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect: (i) no ERISA Event has occurred, and neither the Company nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is sixty percent (60%) or higher and no Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60%) as of the most recent valuation date; (iv) no Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) no Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

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(d) No Loan Party nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (i) on the Closing Date, those listed on Schedule 6.12(d) hereto and (ii) thereafter, Pension Plans not otherwise prohibited by this Agreement.

(e) Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, with respect to each employee benefit scheme or arrangement mandated by a government other than the United States upon any Loan Party or any Subsidiary of any Loan Party (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”):

(i) any employer or employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

(ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and

(iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

6.13 Subsidiaries; Equity Interests. No Loan Party (a) has any Subsidiaries other than those specifically disclosed in part (a) of Schedule 6.13 (which Schedule sets forth the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Subsidiary) or created or acquired in compliance with Section 7.12 or (b) has any equity investments in any other corporation or entity other than those specifically disclosed on part (b) of Schedule 6.13 or made after the Closing Date in compliance with this Agreement and the other Loan Documents. All of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and a Loan Party (or a Subsidiary of a Loan Party) owns such Equity Interests in the amounts specified on part (a) of Schedule 6.13 free and clear of all Liens except for those created under the Security Instruments and those subject to the Intercreditor Agreement. All of the outstanding Equity Interests in the Loan Parties have been validly issued and are fully paid and non-assessable and are owned in the amounts specified on part (c) of Schedule 6.13 free and clear of all Liens except for those created under the Security Instruments and those subject to the Intercreditor Agreement.

6.14 Margin Regulations; Investment Company Act. No Loan Party is engaged nor will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), or extending credit for the purpose of purchasing or carrying margin stock. None of the Loan Parties, nor any Person Controlling any Loan Party, nor any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15 Disclosure. Each Loan Party has disclosed or caused the Borrower Agent to disclose to the Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate (including the Borrowing Base Certificates) or other information furnished (whether in writing or orally) by or on behalf of any Loan Party or any Subsidiary to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.16 Compliance with Laws. Each Loan Party and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

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6.17 Intellectual Property; Licenses, Etc. Each Loan Party and its Subsidiaries own, or possess the right to use, all of the Intellectual Property (including IP Rights) that are reasonably necessary for the operation of their respective businesses, without known conflict with the IP Rights of any other Person, except to the extent any failure so to own or possess the right to use could not reasonably be expected to have a Material Adverse Effect. To the knowledge of each Loan Party, the operation by each Loan Party and its Subsidiaries of their respective businesses does not infringe upon any IP Rights held by any other Person.

6.18 Labor Matters. Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect or as set forth on Schedule 6.18, there are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party or any Subsidiary thereof pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payments made to employees of the Loan Parties comply with the FLSA and any other applicable federal, state, local or foreign Law dealing with such matters. No Loan Party or any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Act or similar state Law. All payments due from any Loan Party and its Subsidiaries, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party. Except as set forth on Schedule 6.18, no Loan Party or any Subsidiary is a party to or bound by any collective bargaining agreement, management agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement. There are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party or any Subsidiary has made a pending demand for recognition. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries is bound.

6.19 Deposit Accounts and Securities Accounts.

(a) Part (a) of Schedule 6.19 sets forth a list of all Deposit Accounts maintained by the Loan Parties as of the Closing Date, which schedule includes, with respect to each Deposit Account, (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; and (iii) a contact person at such depository.

(b) Part (b) of Schedule 6.19 sets forth a list of all Securities Accounts and Commodity Accounts maintained by the Loan Parties as of the Closing Date, which schedule includes (i) the name and address of the securities intermediary or institution holding such account; (ii) the account number(s) maintained with such securities intermediary or institution; and (iii) a contact person at such securities intermediary or institution.

6.20 Accounts. The Lender may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by the Loan Parties with respect thereto. Each Borrower warrants, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:

(a) it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

(b) it arises out of a completed, bona fide sale and delivery of goods in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c) it is for a sum certain, maturing as stated in the invoice covering such sale, a copy of which has been furnished or is available to the Lender on request;

(d) it is not subject to any offset, Lien (other than the Lender’s Lien and Liens subject to the Intercreditor Agreement), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to the Lender; and it is absolutely owing by the Account Debtor, without contingency in any respect;

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(e) no purchase order, agreement, document or applicable Law restricts assignment of the Account to the Lender (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;

(f) no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto, and in the reports submitted to the Lender hereunder; and

(g) to each Borrower’s knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to any proceeding under any Debtor Relief Laws, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

6.21 Anti-Terrorism Laws and Foreign Asset Control Regulations.

(a) No Loan Party nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC (an “OFAC Listed Person”), (ii) an agent, department, or instrumentality of, or otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, or (iii) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including, but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, CISADA or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clauses (a)(a),(a)(a)or (a)(a), a “Blocked Person”). No Loan Party nor any Controlled Entity has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions. As of the Closing Date, the information included in any Beneficial Ownership Certification with respect to any of the Loan Parties submitted to the Lender is true and correct in all respects.

(b) No part of the proceeds from the Credit Extensions constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by any Loan Party or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person or (ii) otherwise in violation of U.S. Economic Sanctions.

(c) No Loan Party nor any Controlled Entity (i) has been found in violation of, charged with or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any Anti-Money Laundering Law or any U.S. Economic Sanctions violations, (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti- Money Laundering Laws or any U.S. Economic Sanctions violations, (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Loan Parties have established procedures and controls which they reasonably believe are adequate (and otherwise comply with applicable law) to ensure that the Loan Parties and each Controlled Entity are and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws and U.S. Economic Sanctions.

(d) (i) No Loan Party nor any Controlled Entity (A) has been charged with or convicted of bribery or any other anti-corruption related activity under any applicable law or regulation in a U.S. or any non-U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”), (B) to the Company’s actual knowledge after making due inquiry, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (C) has been assessed civil or criminal penalties under any Anti-Corruption Law or (D) has been or is the target of sanctions imposed by the United Nations or the European Union.

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(ii) To the Company’s actual knowledge after making due inquiry, no Loan Party nor any Controlled Entity has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Authority (or representative thereof) or a commercial counterparty for the purposes of: (A) influencing any act, decision or failure to act by such Government Authority (or representative thereof) in his or her official capacity or such commercial counterparty, (B) inducing a Governmental Authority (or representative thereof) to do or omit to do any act in violation of his or her lawful duty, or (C) inducing a Governmental Authority (or representative thereof) or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage.

(iii) No part of the proceeds of the Credit Extensions will be used, directly or indirectly, for any improper payments, including bribes, to any Governmental Authority (or representative thereof) or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage. The Loan Parties have established procedures and controls which they reasonably believe are adequate (and otherwise comply with applicable law) to ensure that the Loan Parties and each Controlled Entity are and will continue to be in compliance with all applicable current and future Anti- Corruption Laws.

6.22 Brokers. No broker or finder brought about the obtaining, making or closing of the Revolving Loans or transactions contemplated by the Loan Documents, and no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

6.23 Customer and Trade Relations. There exists no actual or, to the knowledge of any Loan Party, threatened, termination or cancellation of or any modification or change in the business relationship of any Loan Party with any customers or suppliers which are, individually or in the aggregate, material to its operations, to the extent that such cancellation, modification or change would reasonably be expected to result in a Material Adverse Effect.

6.24 [Reserved].

6.25 [Reserved].

6.26 Senior Indebtedness. All Obligations, including those to pay principal of and interest (including post-petition interest, whether or not allowed as a claim under bankruptcy or similar laws) on the Revolving Loans and other Obligations, and fees and expenses in connection therewith, are entitled to the benefits of the Subordination Provisions applicable to all Indebtedness (other than Indebtedness secured by a Lien subject to the Intercreditor Agreement). Each Loan Party acknowledges that the Lender is entering into this Agreement and is extending its Revolving Credit Commitments in reliance upon the Subordination Provisions.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as the Lender shall have any Revolving Credit Commitment hereunder or any Loan Obligation hereunder shall remain unpaid or unsatisfied, each Loan Party shall, and shall cause each Subsidiary to:

7.01 Financial Statements. Deliver to the Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, a Consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Lender (the “Auditor”; it being understood and agreed that CBIZ CPAs P.C. is reasonably acceptable to the Lender), which report and opinion shall be prepared in accordance with audit standards of the FASB ASC and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (ii) such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Company to the effect that such statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of the Company and its Subsidiaries;

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(b) quarterly, as soon as available, but in any event within 45 days after the end of each fiscal quarter, unaudited Consolidated balance sheets of the Company as of the end of such fiscal quarter and the related statements of income and cash flow for such fiscal quarter and for the portion of the fiscal year then elapsed, on a Consolidated basis for the Company and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding fiscal year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting the financial condition, results of operations, shareholders equity and cash flows for such fiscal quarter and period, subject to normal year- end adjustments and the absence of footnotes;

(c) as soon as available but not later than thirty one (31) days after the end of each fiscal year, annual financial projections of the Company and its Subsidiaries on a Consolidated basis, in form satisfactory to the Lender, consisting of (i) Consolidated balance sheets and statements of income or operations and cash flows and (ii) quarterly Availability for Borrowers, all for the immediately following fiscal year.

As to any information contained in materials furnished pursuant to Section 7.02(d), the Loan Parties shall not be separately required to furnish such information under clauses (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Loan Parties to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

7.02 Borrowing Base Certificate; Other Information. Deliver to the Lender, in form and detail satisfactory to the Lender:

(a) on or before the 20th of each month from and after the date hereof, Borrower Agent shall deliver to the Lender, in form acceptable to the Lender, a Borrowing Base Certificate as of the last day of the immediately preceding month, with such supporting materials as the Lender shall reasonably request (including weekly reporting of rolling forward accounts receivable data by reporting weekly sales, cash collections and credits and monthly reporting of gross inventory, inventory ineligibles and accounts receivable ineligibles). If a Reporting Trigger Period exists (or if Lender requests due to the occurrence of a Reporting Trigger Period under clause (a)(ii) thereof), Borrower Agent shall execute and deliver to the Lender Borrowing Base Certificates more frequently than monthly but not more than weekly. All calculations of Availability in any Borrowing Base Certificate shall be made by Borrowers and certified by a Responsible Officer, provided that the Lender may from time to time review and adjust any such calculation (i) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Concentration Account or otherwise; (ii) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral, including delay of payment of accounts payable beyond past practices; and (iii) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve or the Borrowing Base;

(b) on or before the 20th day of each calendar month from and after the date hereof, Borrower Agent shall deliver to the Lender, in the form reasonably acceptable to the Lender, (i) reconciliations of all Borrowers’ Accounts as shown on the month end Borrowing Base Certificate for the immediately preceding month to Borrowers’ accounts receivable agings, to Borrowers’ general ledger and to Borrowers’ most recent financial statements, (ii) a detailed aged trial balance of all Accounts as of the end of the preceding fiscal month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as the Lender may reasonably request, (iii) accounts payable agings, (iv) accounts receivable agings, (v) reconciliations of Borrowers’ Inventory as shown on Borrowers’ perpetual inventory, to Borrowers’ general ledger and to Borrowers’ financial statements and (vi) Inventory status reports, all with supporting materials as the Lender shall reasonably request;

(c) a Compliance Certificate executed by the chief financial officer of Borrower Agent which certifies compliance with Section 8.12 and provides a reasonably detailed calculation of the Consolidated Fixed Charge Coverage Ratio delivered (i) concurrently with delivery of financial statements under Sections 7.01(a) and 7.01(b) above, whether or not a Fixed Charge Trigger Period then exists and (ii) on the first day of any Fixed Charge Trigger Period (certifying compliance as of the last day of the Measurement Period most recently ended prior to the start of such Fixed Charge Trigger Period);

(d) promptly after the same are available, copies of each annual report, proxy or financial statement sent to the stockholders of the Company;

(e) at the Lender’s request (but not more frequently than monthly unless a Default or Event of Default has occurred and is continuing), a listing of each Borrower’s trade payables, specifying the trade creditor and balance due, all in form satisfactory to the Lender; and

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(f) promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Sections 7.01(a), 7.01(b), 7.02(c) or 7.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower Agent posts such documents, or provides a link thereto on the Borrower Agent’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower Agent’s behalf on an Internet or intranet website, if any, to which the Lender has access (whether a commercial, third-party website or whether sponsored by the Lender).

7.03 Notices. Promptly upon any Responsible Officer of any Loan Party having knowledge thereof, notify the Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority; (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws; or (iv) a violation or asserted violation of any applicable Law;

(c) the occurrence of any ERISA Event that could reasonably be expected, individually or in the aggregate, to result in material liability to any Loan Party or ERISA Affiliate;

(d) the creation or acquisition of any Subsidiary;

(e) any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(f) the filing of any Lien for unpaid Taxes against any Loan Party in excess of $100,000;

(g) any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed; and

(h) any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Borrower Agent setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being Properly Contested or to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, except to the extent that any such Lien would otherwise be permitted by Section 8.02; and (c) all Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

7.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Sections 8.04 or 8.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered Intellectual Property, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

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7.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its properties (other than insignificant properties) and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.07 Maintenance of Insurance.

(a) Maintain with (i) companies having an A.M. Best Rating of at least “A” or (ii) financially sound and reputable insurance companies reasonably acceptable to the Lender and not Affiliates of the Loan Parties, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by applicable Law, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and as are reasonably acceptable to the Lender.

(b) [Reserved].

(c) Cause all casualty policies, including fire and extended coverage policies, maintained with respect to any Collateral to be endorsed or otherwise amended to include (i) a non-contributing mortgagee clause (regarding improvements to real property) and lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Lender, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Lender, (ii) a provision to the effect that none of the Loan Parties, Secured Parties or any other Person shall be a co-insurer and (iii) such other provisions as the Lender may reasonably require from time to time to protect the interests of the Secured Parties.

(d) Cause commercial general liability policies to be endorsed to name the Lender as an additional insured; and cause business interruption policies to name the Lender as a loss payee and to be endorsed or amended to include (i) a provision that, from and after the Closing Date, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Lender and (ii) a provision to the effect that none of the Loan Parties, the Lender or any other party shall be a co-insurer.

(e) Cause each such policy referred to in this Section 7.07 to also provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Lender (giving the Lender the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Lender.

(f) Deliver to the Lender, prior to the cancellation, modification or non- renewal of any such policy of insurance, a copy of a renewal or replacement policy or insurance certificate (or other evidence of renewal of a policy previously delivered to the Lender, including an insurance binder) together with evidence reasonably satisfactory to the Lender of payment of the premium therefor.

(g) Permit any representatives that are designated by the Lender to inspect the insurance policies maintained by or on behalf of the Loan Parties and to inspect books and records related thereto and any properties covered thereby. The Loan Parties shall pay the reasonable fees and expenses of any representatives retained by the Lender to conduct any such inspection.

(h) None of the Secured Parties, or their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 7.07. Each Loan Party shall look solely to its insurance companies or any other parties other than the Secured Parties for the recovery of such loss or damage and such insurance companies shall have no rights of subrogation against any Secured Party or its agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by law, to waive their right of recovery, if any, against the Secured Parties and their agents and employees. The designation of any form, type or amount of insurance coverage by the any Secured Party under this Section 7.07 shall in no event be deemed advice or a representation or warranty by such Secured Party that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.

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7.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws (including without limitation all applicable Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being Properly Contested; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties or such Subsidiary, as the case may be.

7.10 Inspection Rights and Appraisals; Meetings with the Lender.

(a) Permit the Lender or its designees or representatives from time to time, subject to reasonable advance notice and during normal business hours (except, in each case, when a Default or Event of Default exists), to conduct Field Exams and/or appraisals of Inventory and to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers and Auditors; provided that representatives of the Borrower Agent shall be given the opportunity to participate in any discussions with the Auditors. The Lender shall not have any duty to any Loan Party to share any results of any Field Exam with any Loan Party. Appraisals may be shared with the Borrower Agent upon request. The Loan Parties acknowledge that all Field Exams, appraisals and reports are prepared by or for the Lender for its purposes, and Loan Parties shall not be entitled to rely upon them.

(b) Reimburse the Lender for all reasonable and documented out-of-pocket charges, costs and expenses of the Lender in connection with (i) up to one appraisal and one Field Exam during any twelve (12) month period following the Closing Date during which no Reporting Trigger Period has arisen, and (ii) up to two appraisals and two Field Exams in any twelve (12) month period during which a Reporting Trigger Period has arisen; provided, however, that if a Field Exam or appraisal is initiated during a Default or Event of Default, all charges, costs and expenses therefor shall be reimbursed by the Loan Parties without regard to such limits.

(c) Without limiting the foregoing, the Loan Parties will participate and will cause their key management personnel to participate in meetings with the Lender not more than quarterly during each year, which meetings shall be held at such times and such places as may be reasonably requested by the Lender.

7.11 Use of Proceeds. Use the proceeds of the Credit Extensions (a) to pay fees and expenses in connection with the Transactions and (b) for working capital, capital expenditures, and other general corporate purposes not in contravention of any Law or of any Loan Document. None of the proceeds of the Credit Extensions will be used, directly or indirectly, (x) to finance or refinance dealings or transactions by or with any Person that is described or designated in the Specially Designated Nationals and Blocked Persons List (the “SDN List”) of the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) or is otherwise a Person officially sanctioned by the United States of America pursuant to the OFAC Sanctions Program or (y) for any purpose that is otherwise in violation of the Trading with the Enemy Act, the OFAC Sanctions Program, the PATRIOT Act or CISADA (collectively, the “Foreign Activities Laws”).

7.12 New Subsidiaries. As soon as practicable, but in any event within 30 Business Days (or such longer period as Lender may agree in its sole discretion) following the acquisition or creation of any Domestic Subsidiary, cause to be delivered to the Lender each of the following, as applicable:

(a) a joinder agreement acceptable to the Lender duly executed by such Domestic Subsidiary sufficient to cause such Subsidiary to become a Guarantor (or, with the consent of the Lender if such Subsidiary is to own any assets of the type included in the Borrowing Base, a Borrower hereunder), together with executed counterparts of each other Loan Document reasonably requested by the Lender, including all Security Instruments and other documents reasonably requested to establish and preserve the Lien of the Lender in all Collateral of such Domestic Subsidiary;

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(b) (i) Uniform Commercial Code financing statements naming such Person as “Debtor” and naming the Lender for the benefit of the Secured Parties as “Secured Party,” in form, substance and number sufficient, in the reasonable opinion of the Lender and its special counsel, to be filed in all Uniform Commercial Code filing offices and in all jurisdictions in which filing is necessary to perfect in favor of the Lender for the benefit of the Secured Parties the Lien on the Collateral conferred under such Security Instrument to the extent such Lien may be perfected by a Uniform Commercial Code and (ii) pledge agreements, control agreements, Documents and original collateral (including pledged Equity Interests, Securities and Instruments) and such other documents and agreements as may be reasonably required by the Lender, all as necessary to establish and maintain a valid, perfected security interest in all Collateral in which such Domestic Subsidiary has an interest consistent with the terms of the Loan Documents;

(c) upon the request of the Lender, an opinion of counsel to each such Domestic Subsidiary and addressed to the Lender, in form and substance reasonably acceptable to the Lender, each of which opinions may be in form and substance, including assumptions and qualifications contained therein, substantially similar to those opinions of counsel delivered pursuant to Section 5.01(a);

(d) current copies of the Organization Documents of each such Domestic Subsidiary, minutes of duly called and conducted meetings (or duly effected consent actions) of the Board of Directors, partners, or appropriate committees thereof (and, if required by such Organization Documents or applicable Law, of the shareholders, members or partners) of such Person authorizing the actions and the execution and delivery of documents described in this Section 7.12, all certified by the applicable Governmental Authority or appropriate officer as the Lender may elect; and

(e) with respect to any Subsidiary to become a Borrower hereunder, within three (3) Business Days prior to becoming a Borrower, all “know-your-customer” and customer due diligence documentation satisfactory to the Lender to the extent such information is requested by the Lender reasonably promptly after written notice to the Lender of the proposed joinder of a Borrower.

7.13 Compliance with ERISA. Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan, if any, in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws, including Foreign Benefit Laws; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) cause each Plan subject to any Foreign Benefit Law to maintain any required approvals by any Governmental Authority regulating such Plan, (d) make all required contributions to any Plan subject to the Pension Funding Rules, (e) cause each Pension Plan to maintain a funding target attainment percentage (as defined in Section 430(d)(2) of the Code) that is sixty percent (60%) or higher and (f) make all required contributions and payments to any Foreign Plans, in each case of (a) through (f), except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Loan Parties and each of their respective Subsidiaries shall not withdraw, and shall cause each ERISA Affiliate not to withdraw, in whole or in part, from any Multiemployer Plan so as to give rise to withdrawal liability exceeding the Threshold Amount in the aggregate. At no time shall the actuarial present value of the Loan Parties’ unfunded liabilities for post-employment health care benefits, whether or not provided under a Plan, calculated in a manner consistent with Statement No. 106 of the Financial Accounting Standards Board, exceed the Threshold Amount.

7.14 Further Assurances. At the Borrowers’ cost and expense, upon request of the Lender, duly execute and deliver or cause to be duly executed and delivered, to the Lender such further information, instruments, documents, certificates and financing and continuation statements, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Lender to carry out more effectively the provisions and purposes of this Agreement, the Security Instruments and the other Loan Document, including to create, continue or preserve the liens and security interests in Collateral (and the perfection and priority thereof) of the Lender contemplated hereby and by the other Loan Documents and specifically including all Collateral acquired by the Borrowers after the Closing Date.

7.15 Licenses. Keep in full force and effect each License (a) the expiration or termination of which could reasonably be expected to materially adversely affect the realizable value in the use or sale of a material amount of Inventory or (b) the expiration or termination of which could reasonably be expected to have a Material Adverse Effect (each a “Material License”).

7.16 Environmental Laws. (a) Conduct its operations and keep and maintain its Real Property in material compliance with all Environmental Laws, other than any such non- compliance which would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; (b) obtain and renew all environmental permits necessary for its operations and properties, other than any environmental permits the failure of which to obtain would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; and (c) implement any and all investigation, remediation, removal and response actions that are required to comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under or about any of its Real Property other than any such non-compliance which would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

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7.17 Leases, Mortgages and Third-Party Agreements.

(a) Upon request, provide Lender with copies of all existing and future agreements (including any mortgage, deed of trust or similar security document) entered into between a Loan Party and any landlord, warehouseman, processor, shipper, bailee or other Person that owns, or has a mortgage or similar lien on, any premises at which any Collateral with an aggregate value of $1,000,000 or greater may be kept or that otherwise may possess any Collateral with an aggregate value of $1,000,000 or greater (each a “Material Third-Party Agreement”).

(b) Except as otherwise expressly permitted hereunder, (i) make all payments and otherwise perform all obligations in respect of all leases and all mortgages, deeds of trust or similar security documents constituting Material Third Party Agreements and not allow such leases to lapse or be terminated (or any rights to renew such leases to be forfeited or cancelled), (ii) notify the Lender of any default by the applicable Loan Party or Subsidiary with respect to such leases or mortgages, deeds of trust or similar security documents and (iii) promptly cure any such default by the applicable Loan Party. If any such default is not so cured, each Loan Party hereby authorizes the Lender (as its non-fiduciary agent and on its behalf) to, if elected by the Lender in its sole discretion, make such payments and/or take such other actions as the Lender may elect in order to cure any such default (whether or not an Event of Default under this Agreement exists at such time). Any payment made pursuant to this Section 7.17(b) shall be deemed a Revolving Borrowing hereunder. Each Loan Party agrees that the Lender shall have no obligation to exercise any right to cure hereunder, whether or not such right is exercised on any one or more occasions.

7.18 Landlord and Storage Agreements. Except as otherwise expressly permitted hereunder, make all payments and otherwise perform all obligations in respect of all leases of real property to which any Loan Party or any of its Subsidiaries is a party and not allow such leases to lapse or be terminated by the applicable Loan Party or Subsidiary or any rights to renew such leases to be forfeited or cancelled by the applicable Loan Party or Subsidiary, notify the Lender of any default by the applicable Loan Party or Subsidiary with respect to such leases and cooperate with the Lender in all respects to cure any such default by the applicable Loan Party or Subsidiary and cause each of its Subsidiaries to do so except, in any case, where the failure to do any of the foregoing, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

7.19 [Reserved].

7.20 Treasury Management Services. Commencing with the date which is ninety (90) days after the Closing Date, each Borrower shall maintain its primary collection and disbursement accounts with the Lender (or any of its affiliates as directed by the Lender).

ARTICLE VIII

NEGATIVE COVENANTS

So long as the Lender shall have any Revolving Credit Commitment hereunder or any Loan Obligation hereunder shall remain unpaid or unsatisfied, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

8.01 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness or issue any Disqualified Equity Interest, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness (i) outstanding on the date hereof and listed on Schedule 8.01, (ii) pursuant to the Secured Notes, subject to the Intercreditor Agreement and (iii) any Refinancing Indebtedness incurred in respect thereof.

(c) guarantees of any Borrower in respect of Indebtedness otherwise permitted hereunder of any other Borrower; provided that any Guaranty of Indebtedness permitted hereunder that is subordinated to the Obligations shall be subordinated to the Obligations on substantially the same terms as such guaranteed Indebtedness;

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(d) obligations (contingent or otherwise) of the Borrowers existing or arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Person in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, cash flows or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e) Indebtedness arising in the Ordinary Course of Business in connection with treasury management and commercial credit card, merchant card and purchase or procurement card services including Treasury Management and Other Services;

(f) Indebtedness in respect of Capital Leases, Synthetic Lease Obligations and purchase money obligations for real property and other fixed or capital assets within the limitations set forth in Section 8.02(j); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding, together with the Swap Termination Value of all Swap Contracts permitted under Section 8.01(d) above, shall not exceed $1,000,000;

(g) Assumed Indebtedness of the Borrowers in an aggregate principal amount not to exceed $1,000,000 at any time outstanding;

(h) Indebtedness incurred to finance or as part of the consideration for any Permitted Acquisition; provided, that, (i) no Event of Default exists at the time of or would be caused by the incurrence of such Indebtedness and (ii) such Indebtedness (A) is unsecured, (B) bears interest (and provided for fees) at a rate (or amount) no greater than the then-current arm ’s length market rate (or amount) for similar Indebtedness, (C) does not have a maturity date or require the payment in cash of principal (other than in respect of working capital adjustments) prior to the a date later than 91 days following the Maturity Date, and (D) unless otherwise agreed to by Lender, is subordinated to the Obligations on terms reasonably acceptable to the Lender;

(i) [Reserved];

(j) the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business;

(k) Indebtedness in respect of any bankers’ acceptance, bank guarantee, letter of credit, warehouse receipt or similar facility entered into in the Ordinary Course of Business in respect of workers’ compensation and other casualty claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation and other casualty claims);

(l) Indebtedness incurred or arising in the Ordinary Course of Business and not in connection with the borrowing of money in respect of (i) obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms; (ii) performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar instruments or obligations; and (iii) obligations to pay insurance premiums;

(m) Indebtedness representing deferred compensation to employees, consultants or independent contractors incurred in the Ordinary Course of Business;

(n) surety bonds, deposits and similar obligations permitted under Sections 8.02(e) or 8.02(f);

(o) Subordinated Debt;

(p) other unsecured Indebtedness of the Borrowers in an aggregate amount not to exceed $1,000,000; and

(q) Refinancing Indebtedness.

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8.02 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) Liens in favor of the Lender pursuant to any Loan Document;

(b) Liens (i) existing on the date hereof and listed on Schedule 8.02, (ii) pursuant to the Secured Notes, subject to the Intercreditor Agreement, and (iii) any renewals or extensions thereof, provided that (x) the Lien does not extend to any additional property and (y) the obligations secured or benefited thereby constitute Refinancing Indebtedness;

(c) Liens for taxes, assessments or other governmental charges, not yet due or which are being Properly Contested;

(d) Liens of carriers, warehousemen, mechanics, materialmen, repairmen, landlords or other like Liens imposed by Law or arising in the Ordinary Course of Business which are not overdue for a period of more than 30 days or which are being Properly Contested;

(e) Liens, pledges of or deposits in the Ordinary Course of Business in connection with (i) insurance, workers compensation, unemployment insurance and social security legislation, (ii) contracts, bids, government contracts and surety, appeal, customs, performance and return-of-money bonds and (iii) other similar obligations (exclusive of obligations in respect of the payment for borrowed money), whether pursuant to contracts, statutory requirements, common law or consensual arrangements, other than any Lien imposed by ERISA or a Foreign Benefit Law;

(f) Liens arising in the Ordinary Course of Business consisting of deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature, in each case, incurred in the Ordinary Course of Business;

(g) Liens with respect to minor imperfections of title and easements, rights- of-way, covenants, consents, reservations, encroachments, variations and zoning and other similar restrictions, charges, encumbrances or title defects affecting Real Property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person and do not materially detract from the value of or materially impair the use by the Loan Parties in the Ordinary Course of Business of the property subject to or to be subject to such encumbrance;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01 or securing appeal or other surety bonds related to such judgments;

(i) Liens securing Indebtedness permitted under Section 8.01(f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition or being financed on the date of financing;

(j) Liens securing Assumed Indebtedness of the Loan Parties permitted pursuant to Section 8.01(g); provided that such Liens do not at any time encumber any property other than property of the Subsidiary acquired or the property acquired and proceeds thereof in connection with such Assumed Indebtedness and shall not attach to any assets of the Loan Parties theretofore existing or (except for any such proceeds) which arise after the date thereof;

(k) Liens on assets of Foreign Subsidiaries of the Company securing Indebtedness of such Foreign Subsidiaries permitted pursuant to Section 8.01(i);

(l) operating leases or subleases granted by the Loan Parties to any other Person in the Ordinary Course of Business;

(m) Liens (i) of a collection bank arising under Section 4-210 of the UCC or any comparable or successor provision on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the Ordinary Course of Business and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

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(n) Liens in favor of customs and revenue authorities imposed by Law to secure payment of customs duties in connection with the importation of goods and arising in the Ordinary Course of Business which are not overdue for a period of more than 30 days or which are being Properly Contested; and

(o) Additional Liens on the assets of the Loan Parties so long as, such Liens do not attach to Accounts or Inventory and secure Indebtedness not exceeding $1,000,000 in the aggregate.

8.03 Investments. Make or maintain any Investments, except:

(a) Investments held by the Loan Parties in the form of Cash Equivalents;

(b) loans and advances to officers, directors and employees of the Loan Parties and Subsidiaries made in the Ordinary Course of Business in an aggregate amount at any one time outstanding not to exceed $50,000;

(c) (i) Investments by the Loan Parties and their Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by the Company and its Subsidiaries in Loan Parties (other than Holdings), (iii) additional Investments by Subsidiaries of the Company that are not Loan Parties in other Subsidiaries that are not Loan Parties and (iv) so long as no Default has occurred and is continuing or would result from such Investment, additional Investments by the Loan Parties in Subsidiaries that are not Loan Parties in an aggregate amount invested from the date hereof not to exceed $1,000,000;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees and letters of credit issued in support of such Guarantees permitted by Section 8.01;

(f) Investments existing as of the date hereof (other than those set forth on Schedule 6.13(a) and (b)) and as set forth on Schedule 8.03 and extensions or renewals thereof; provided that no such extension or renewal shall be permitted if it would (i) increase the amount of such Investment at the time of such extension or renewal or (ii) result in a Default hereunder;

(g) Investments arising in connection with a Permitted Acquisition;

(h) Investments constituting Consolidated Capital Expenditures;

(i) Investments in the form of non-cash consideration received from a Disposition permitted by Section 8.05;

(j) Investments of (i) a Borrower in any other Borrower at any time, and (ii) the Company or any other Borrower in any Subsidiary which Investments are existing as of the date hereof;

(k) Investments in the form of securities of any Person acquired in an Acquisition permitted hereunder and Assumed Indebtedness in respect of a Person or property acquired in an Acquisition permitted hereunder;

(l) Investments consisting of Indebtedness held by the Borrowers and the Subsidiaries arising on account of the accrual of interest on such Investments;

(m) Investments in Swap Contracts permitted to be maintained under this Agreement; and

(n) other Investments so long as the Payment Conditions are satisfied with respect thereto;

provided that, notwithstanding the foregoing, any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements.

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8.04 Fundamental Changes. Merge, dissolve, divide, liquidate, consolidate with or into another Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary of the Company may merge or consolidate with or liquidate or dissolve into a Loan Party; provided that (i) the Loan Party shall be the continuing or surviving Person, and (ii) in the case of any merger of a Borrower and another Loan Party, a Borrower shall be the continuing or surviving Person;

(b) in connection with a Permitted Acquisition, any Subsidiary of a Loan Party may merge with or into or consolidate with any other Person or permit any other Person to merge with or into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of a Loan Party and (ii) in the case of any such merger to which any Loan Party is a party, such Loan Party is the surviving Person; and

(c) any Subsidiary that is not a Loan Party may merge into any other Subsidiary that is not a Loan Party; provided that when any wholly-owned Subsidiary is merging with another Subsidiary that is not wholly-owned, the wholly-owned Subsidiary shall be the continuing or surviving Person.

8.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of Inventory in the Ordinary Course of Business;

(b) Dispositions in the Ordinary Course of Business of Equipment or fixed assets that are obsolete or worn out;

(c) Dispositions that constitute (i) Investments permitted under Section 8.03, (ii) Liens permitted under Section 8.02, (iii) mergers, dissolutions, consolidations or liquidations permitted under Section 8.04(a), or (iv) Restricted Payments permitted under Section 8.06;

(d) Dispositions that result from a casualty or condemnation in respect of such property or assets and are not otherwise an Event of Default so long as all proceeds thereof are applied in accordance with Section 2.06(b);

(e) Dispositions that consist of the sale or discount in the Ordinary Course of Business of overdue accounts receivable that are not Eligible Accounts in connection with the compromise or collection thereof; provided that the Net Cash Proceeds from such Disposition shall be deposited in the Concentration Account;

(f) Dispositions among the Loan Parties or by any Subsidiary to a Loan Party;

(g) Dispositions by any Subsidiary which is not a Loan Party to another Subsidiary that is not a Loan Party; and

(h) other Dispositions of assets other than Collateral of a type included in the Borrowing Base so long as (i) no Event of Default has occurred and is continuing at the time of such Disposition and (ii) the fair market value of all such assets Disposed of, whether individually or in a series of related transactions, does not exceed $2,500,000 in the aggregate in any fiscal year;

8.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, in each case (except Section 8.06(a)) so long as no Default or Event of Default shall have occurred and be continuing (both before or as a result of the making of such Restricted Payment):

(a) each Subsidiary may make Restricted Payments, directly or indirectly, to any Borrower;

(b) the Company and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person; and

(c) the Company shall be permitted to make other Restricted Payments in the form of cash dividends, distributions, purchases, redemptions or other acquisitions of or with respect to shares of its common stock or other common Equity Interests so long as the Payment Conditions are satisfied with respect thereto.

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8.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrowers and their Subsidiaries on the date hereof or any business substantially related or incidental thereto.

8.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of any Loan Party, whether or not in the Ordinary Course of Business, other than

(a) transactions on fair and reasonable terms substantially as favorable to such Borrower or such Subsidiary as would be obtainable by such Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, (b) any employment arrangement entered into by such Borrower in the Ordinary Course of Business and consistent with the past practices of such Borrower, (c) transactions between or among the Borrowers, to the extent permitted under the terms of the Loan Documents, (d) the declaration and payment of dividends and the making of distributions to all holders of any class of capital stock of the Company or any of its Subsidiaries to the extent otherwise permitted under Section 8.06, and (e) intercompany loans to the extent permitted under Section 8.01.

8.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that:

(a) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person except any such provision contained in any documentation related to any equipment or vehicle financing permitted hereunder or in respect to the Secured Notes; or

(b) limits the ability of (i) any Subsidiary to make Restricted Payments to the Company or any Borrower or to otherwise transfer property to the Company or any Borrower, (ii) any Subsidiary to guarantee the Indebtedness of the Borrowers or become a direct Borrower hereunder, or (iii) any Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (b) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under clause (b) or (e) of Section 8.01(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness.

8.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, in any manner that might cause the Credit Extension or the application of such proceeds to violate Regulations T, U or X of the Board of Governors of the Federal Reserve System, in each case as in effect on the date or dates of such Credit Extension and such use of proceeds.

8.11 Prepayment of Indebtedness; Amendment to Material Agreements.

(a) Make or pay, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except the following to the extent permitted by appropriate applicable Subordination Provisions:

(i) payments when due of regularly scheduled interest and principal payments (including mandatory prepayments arising as a result of a change of control or sale of substantially all assets);

(ii) payments made through the incurrence of Refinancing Indebtedness;

(iii) payments of secured Indebtedness permitted hereunder that become due as a result of a voluntary Disposition permitted hereunder of the property securing such Indebtedness;

(iv) payments made solely from and substantially contemporaneously with the proceeds of the issuance of Equity Interests by the Company (other than Disqualified Equity Interests); and

(v) optional payments or prepayments in respect of any Indebtedness; provided that if the Total Revolving Credit Outstandings are greater than $0 as of the date of any such payment or prepayment and after giving effect thereto on such date, the Pre- Payment Conditions are satisfied.

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(b) Amend, modify or change in any manner:

(i) the Secured Notes, the Indenture, any Indebtedness incurred pursuant to Section 8.01(b)(iii) in respect thereof or related documents, except as permitted by the Intercreditor Agreement; or

(ii) any other Indebtedness permitted under Section 8.01(b), (d), (f), (g), (j), (l) or (n) outstanding on the Closing Date, in each case pursuant to this subclause (ii), so that the terms and conditions thereof are less favorable in any material respect to the Lender than the terms of such Indebtedness as of the Closing Date.

8.12 Financial Covenants.

(a) Consolidated Fixed Charge Coverage Ratio. So long as a Fixed Charge Trigger Period exists, permit the Consolidated Fixed Charge Coverage Ratio, determined on a Pro Forma Basis as of (i) the last day of the Measurement Period most recently ended before the commencement of a Fixed Charge Trigger Period and (ii) the last day of each Measurement Period thereafter ending during any Fixed Charge Trigger Period to be less than 1.00 to 1.00.

8.13 Creation of New Subsidiaries. Create or acquire any new Subsidiary after the Closing Date other than Subsidiaries created or acquired in accordance with Section 7.12.

8.14 Securities of Subsidiaries. Permit any Subsidiary to issue any Equity Interests (whether for value or otherwise) to any Person other than a Loan Party.

8.15 Sale and Leaseback. Enter into, or permit any Subsidiary to, enter into any agreement or arrangement with any other Person providing for the leasing by any Loan Party or any of the Subsidiaries of real or personal property which has been or is to be sold or transferred by any Loan Party or any of the Subsidiaries to such other Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of a Loan Party or any of the Subsidiaries.

8.16 Organization Documents; Fiscal Year. (a) Amend, modify or otherwise change any of its Organization Documents in any material respect, except in connection with a transaction permitted under Section 8.04, but in any case not in any manner that could have a material adverse effect on the interests of the Secured Parties, or (b) change its fiscal year.

8.17 [Reserved].

8.18 Anti-Money Laundering and Terrorism Laws and Regulations. Permit any other Controlled Entity or any authorized agent of any Loan Party or any of its Subsidiaries, acting on behalf of such Loan Party or any such Subsidiary, or any other Controlled Entity, to:

(a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of sanctions imposed by the United Nations or by the European Union;

(b) directly or indirectly have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Credit Extensions) with any Person if such investment, dealing or transaction (i) would cause any Secured Party to be in violation of any law or regulation applicable to such Secured Party or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions;

(c) conduct, engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempt to violate, or facilitate a violation of, any of the prohibitions set forth in Executive Order No. 13224, the Currency and Foreign Regulations Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the PATRIOT Act, the Money Laundering Control Act or any other United States anti-money laundering or anti-terrorism law or regulation (collectively, “Anti-Money Laundering Laws”); or

(d) engage, or permit any of its Affiliates to engage, in any activity that could subject such Person or any Secured Party to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions.

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8.19 Economic Sanctions Laws and Regulations. Permit any other Controlled Entity or any authorized agent of such Loan Party or their respective Subsidiaries or any other Controlled Entity to conduct, transact, engage in or facilitate any business or activity on behalf of such Loan Party or its Subsidiaries in violation of the Foreign Activities Laws.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Any Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Revolving Loan or any Letter of Credit Obligation, or (ii) within three days after the same becomes due, any interest on any Revolving Loan or on any Letter of Credit Obligation, or any commitment or other fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained (i) in any of Sections 7.01(a) or 7.01(b), 7.02(a), 7.02(b), 7.02(c), 7.03 (other than clause (d) thereof), 7.05 (other than with respect to the maintenance of good standing), 7.07, 7.10, 7.11 or Article VIII, or (ii) in any of Sections 4.04, or 4.05(a) and such failure continues for three (3) or more Business Days; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in clauses (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) receipt of notice of such default by a Responsible Officer of the Borrower Agent from the Lender, or (ii) any Responsible Officer of any Loan Party becomes aware of such default; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party or its Subsidiaries herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made in any material respect; or

(e) Cross-Default. (i) With respect to any Indebtedness or guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, any Loan Party or its Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, and after passage of any grace period) in respect of any such Indebtedness or guarantee, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, and such default continues for more than the grace or cure period, if any, therein specified, the effect of which default or other event is to cause, or to permit the holder of such Indebtedness or beneficiary of such guarantee (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such guarantee to become payable or cash collateral in respect thereof to be demanded; a Default or Event of Default or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Loan Party or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Loan Party or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by a Loan Party or any Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Events. Any Insolvency Event shall occur with respect to any Loan Party; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Loan Party and is not released, vacated or fully bonded within 30 days after its issue or levy; (iii) any Loan Party is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; (iv) any Loan Party suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; (v) there is a cessation of any material part of any Loan Party’s business for a material period of time; or (vi) any material Collateral or property or assets of a Loan Party is taken or impaired through condemnation; or

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(h) Judgments. There is entered against any Loan Party (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, such judgment or order remains unvacated and unpaid and either (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of Threshold Amount, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of Threshold Amount ; or (iii) the benefit liabilities of all Plans that provide defined benefit pensions or similar benefits and that are governed by Foreign Benefit Laws, or the funding of which are regulated by any Foreign Benefit Laws (each, a “Foreign Pension Plan”), at any time exceed all such Foreign Pension Plans’ assets, as computed in accordance with applicable Law as of the most recent valuation date for such Foreign Pension Plans, by more than the Threshold Amount; or

(j) Invalidity of Loan Documents. Any Loan Document, or any Lien granted thereunder, at any time after its execution and delivery and for any reason, other than as expressly permitted hereunder or upon Payment in Full of all Obligations, ceases to be in full force and effect (except with respect to immaterial assets); or any Borrower or any other Person contests in any manner the validity or enforceability of any Loan Document or any Lien granted to the Lender pursuant to the Security Instruments; or any Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or any party to an intercreditor agreement contests in any manner the validity or enforceability of an intercreditor agreement or denies that it has any liability or obligation thereunder or purports to revoke, terminate or rescind an intercreditor Agreement; or

(k) [Reserved].

(l) Indictment. (i) Any Loan Party is (A) criminally indicted or convicted of a felony for fraud or dishonesty in connection with the Loan Parties’ business, or (B) charged by a Governmental Authority under any law that would reasonably be expected to lead to forfeiture of any material portion of Collateral, or (ii) any director or senior officer of any Loan Party is (A) criminally indicted or convicted of a felony for fraud or dishonesty in connection with the Loan Parties’ business, unless such director or senior officer promptly resigns or is removed or replaced or (B) charged by a Governmental Authority under any law that would reasonably be expected to lead to forfeiture of any material portion of Collateral; or

(m) Subordinated Debt. (i) The Subordination Provisions shall fail to be enforceable by the Lender (which have not effectively waived the benefits thereof) in accordance with the terms thereof; or (ii) the principal or interest on any Revolving Loan, any Letter of Credit Obligation or other Loan Obligations shall fail to constitute “designated senior debt” (or any other similar term) under any document, instrument or agreement evidencing such Subordinated Debt; or (iii) any Loan Party or any of its Subsidiaries shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, or (B) that any of such Subordination Provisions exist for the benefit of any Secured Party; or (iv) any Loan Party or any Subsidiary thereof or any other Person fails to observe or perform any of the Subordination Provisions; or

(n) [Reserved].

(o) Change of Control. There occurs any Change of Control.

9.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:

(a) declare the commitment of the Lender to make Revolving Loans and any obligation of the Lender to make Letter of Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

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(b) declare the unpaid principal amount of all outstanding Revolving Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require that the Borrowers Cash Collateralize the Letter of Credit Obligations or any other Loan Obligations that are contingent or not yet due and payable, in each case, in amount determined by the Lender in accordance with this Agreement; and

(d) exercise all rights and remedies available to it under the Loan Documents or applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of the Lender to make Revolving Loans and any obligation of the Lender to make Letter of Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Revolving Loans and all interest and other amounts owing hereunder shall automatically become due and payable, and the Borrowers shall Cash Collateralize the Letter of Credit Obligations, in each case without further act of the Lender.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

9.03 License. The Lender is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Loan Parties, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Loan Party’s rights and interests under Intellectual Property shall inure to the Lender’s benefit.

9.04 Limitation of Remedies. Notwithstanding anything to the contrary contained in this Agreement, if any enforceable term of any promissory note, contract, agreement, permit, lease, license (including any licenses of any Intellectual Property) or other General Intangible included as a part of the Collateral, other than Accounts, requires the consent of the Person obligated on such promissory note or any Person (other than the applicable obligor) obligated on such lease, contract or agreement, or which has issued such permit or license or other General Intangible, other than Accounts, for the assignment or transfer thereof or the enforcement of such Lien not to give rise to a default, breach, right of recoupment, claim, defense, termination, right of termination or other material remedy thereunder, then the receipt of any such necessary consent shall be a condition to any exercise of remedies against such Collateral under this Article IX (but not to the creation, attachment or perfection of the Lien of the Lender for the benefit of the Secured Parties as provided herein).

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. Subject to Section 3.03(b) above and the Intercreditor Agreement , no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Borrower therefrom, shall be effective unless in writing signed by the Lender and the Borrowers or the applicable Borrower, as the case may be. Each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone or in the case of notices otherwise expressly provided herein (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

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(i) If to a Loan Party or the Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person below, as changed pursuant to subsection (c) below:

(A) If to the Lender:

BMO Bank N.A.

320 South Canal Street

Chicago, Illinois 60606

Attention: Post Close/Library Team

Email: CCLO.LibraryChicago@bmo.com

With a copy to:

Holland & Knight LLP

400 South Hope Street, 8th Floor

Los Angeles, California 90071

Attention: Hamid Namazie, Esq.

Email: hamid.namazie@hklaw.com

(B) If to a Loan Party:

Inseego Corp.

9710 Scranton Road, Ste 200

San Diego, CA 92121

Attention: Steven Gatoff, Chief Financial Officer

Email: steven.gatoff@inseego.com

With a copy to:

Inseego Corp.

9710 Scranton Road, Ste 200

San Diego, CA 92121

Attention: Kurt Scheuerman, Chief Administrative Officer

Email: steven.gatoff@inseego.com

With a copy to:

Greenberg Traurig, LLP

2101 L Street NW, Suite 1000

Washington, D.C. 20037

Attention: James Doyle

Email: doylej@gtlaw.com

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b).

(b) Electronic Communications. Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Lender. The Lender or the Borrowers may, in their discretion, agree to accept notices and other communications hereunder by electronic communications pursuant to procedures approved by them, provided that approval of such procedures may be limited to particular notices or communications.

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Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each of the Borrowers and the Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.

(d) Reliance by the Lender. The Lender shall be entitled to rely and act upon any notices (including telephonic notices of Borrowing) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers. All telephonic notices to and other telephonic communications with the Lender may be recorded by the Lender, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by the Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall pay all reasonable out-of- pocket expenses (including any Extraordinary Expenses) incurred by the Lender and its respective Affiliates, (i) in connection with this Agreement and the other Loan Documents, including without limitation the reasonable fees, charges and disbursements of (A) counsel for the Lender, (B) outside consultants for the Lender, (C) appraisers (subject to Section 7.10), (D) Field Exams (subject to Section 7.10) and (E) all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations, (ii) in connection with (A) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (B) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral, or (C) any workout, restructuring or negotiations in respect of any Obligations.

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(b) Indemnification by the Loan Parties. Each Loan Party shall indemnify the Lender (and any agent thereof), each other Secured Party and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold harmless each Indemnitee from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby or, in the case of the Lender (and any agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 4.01), (ii) any Revolving Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any claims of, or amounts paid by any Secured Party to, a Controlled Account Bank or other Person which has entered into a control agreement with any Secured Party hereunder or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrowers or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Revolving Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(e) Survival. The agreements in this Section shall survive the occurrence of the Facility Termination Date.

10.05 Marshalling; Payments Set Aside. The Lender shall not be under any obligation to marshal any assets in favor of any Loan Party or against any Obligations. To the extent that any payment by or on behalf of any Loan Party is made to a Secured Party, or a Secured Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Secured Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender. Lender may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Borrower; provided, that such consent shall not be required if an Event of Default exists or such assignment or transfer is to an Affiliate of Lender or an Eligible Assignee. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Secured Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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(b) The Borrower shall maintain at one of its offices a register for the recordation of the names and addresses of the Lenders and its assignees, and the principal amounts (and stated interest) of the Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (solely with respect to itself) at any reasonable time and from time to time upon reasonable prior notice. The parties hereto intend that all Loans hereunder are being maintained in “registered form” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury Regulations (or any other relevant or successor provisions of the Code or of such Treasury Regulations).

(c) Participations. The Lender may at any time, without the consent of, or notice to, any Borrower, sell participations to any Person (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Revolving Loans (including the Lender’s participations in Letter of Credit Obligations) owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrowers shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement and (iv) no Participant shall be granted any right to consent to any amendment, except to the extent any of the same pertain to (A) reducing the aggregate principal amount of, or interest rate on, or fees applicable to, any Revolving Loan or (B) extending the final stated maturity of any Revolving Loan or the stated maturity of any portion of any payment of principal of, or interest of fees applicable to, any of the Revolving Loans; provided that the rights described in this clause (B) shall not be deemed to include the right to consent to any amendment with respect to or which has the effect of requiring any mandatory prepayment of any portion of any Revolving Loan or any amendment or waiver of any Default or Event of Default.

Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. Subject to clause (d) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to clause (c) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were the Lender.

If the Lender (or any assignee thereof) sells a participation, the Lender (or such assignee) shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Revolving Loans or other obligations under the Loan Documents (the “Participant Register”); provided the Lender (and any assignee thereof) shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Lender (or any assignee thereof) shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.01 or 3.04 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower Agent’s prior written consent. A Participant that would be a Lender that is not a U.S. Person if it were the Lender shall not be entitled to the benefits of Sections 3.01 unless the Borrower Agent is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with customary documentation and reporting requirements relating to its status as a Lender that is not a U.S. Person and reduction of withholding taxes.

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10.07 Treatment of Certain Information; Confidentiality.

(a) Each of the Secured Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, trustees, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (vii) with the consent of the Borrower Agent or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Secured Parties or any of their respective Affiliates on a nonconfidential basis from a source other than the Loan Parties.

(b) For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary relating to a Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to any Secured Party on a nonconfidential basis prior to disclosure by a Loan Party or any Subsidiary, provided that, in the case of information received from a Loan Party or any Subsidiary after the date hereof, any information not marked “PUBLIC” at the time of delivery will be deemed to be confidential; provided, that any information marked “PUBLIC may also be marked “Confidential”. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(c) Each of the Secured Parties acknowledges that (i) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including Federal and state Securities Laws.

(d) Each of the Loan Parties hereby authorize the Lender to publish the name of any Loan Party and the amount of the credit facility provided hereunder in any “tombstone” or comparable advertisement which the Lender elects to publish. The Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

10.08 Right of Setoff. At any time during an Event of Default, the Lender and its Affiliates are authorized, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or such Affiliate to or for the credit or the account of a Loan Party against any Obligations, irrespective of whether or not the Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of the Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Revolving Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

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10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival.

(a) All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Secured Parties, regardless of any investigation made by any Secured Party or on their behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Revolving Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

(b) Further, the provisions of Sections 3.01, 3.04, 3.05 and 10.04 and Article X shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Revolving Credit Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Lender may require such indemnities and collateral security as it shall reasonably deem necessary or appropriate to protect the Secured Parties against (i) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, and (ii) any obligations that may thereafter arise with respect to secured Credit Product Obligations.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (BUT NOT CONFLICTS OF LAW PROVISIONS).

(b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE LOAN PARTIES OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

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(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.14 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.15 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any assignment and/or assumption agreement or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.16 USA PATRIOT Act Notice. The Lender hereby notifies the Borrowers that, pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow the Lender to identify the Borrowers in accordance with the PATRIOT Act.

10.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Secured Parties are arm’s-length commercial transactions between each Loan Party, on the one hand, and the Secured Parties, on the other hand, (ii) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) each Secured Party is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its Affiliates or any other Person and (ii) no Secured Party has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (c) the Secured Parties may be engaged in a board range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and no Secured Party has any obligation to disclose any of such interests to any Loan Party or its Affiliates and (d) the Secured Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against any Secured Party with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.18 Attachments. The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein; except, that, in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

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ARTICLE XI

CONTINUING GUARANTY

11.01 Guaranty. Each Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations except as Excluded Swap Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrowers to the Secured Parties, arising hereunder or under any other Loan Document (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof). The Lender’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding and shall be binding upon and each Guarantor, and conclusive for the purpose of establishing the amount of the Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of or any Guarantor under this Guaranty, and and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

11.02 Rights of the Lender. Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Lender in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, and each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of or any Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of or any Guarantor.

11.03 Certain Waivers. Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrowers or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrowers; (b) any defense based on any claim that or any Guarantor’s obligations exceed or are more burdensome than those of the Borrowers; (c) the benefit of any statute of limitations affecting or any Guarantor’s liability hereunder; (d) any right to proceed against the Borrowers, proceed against or exhaust any security for the Obligations or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

11.04 Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not any Borrower or any other person or entity is joined as a party.

11.05 Subrogation. No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until the Facility Termination Date. If any amounts are paid to or any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.

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11.06 Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until the Facility Termination Date. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrowers or any Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

11.07 Subordination. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrowers owing to each Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrowers to or any Guarantor as subrogee of the Secured Parties or resulting from or any Guarantor’s performance under this Guaranty, to the Payment in Full of all Obligations. If the Secured Parties so request, any such obligation or indebtedness of the Borrowers to or any Guarantor shall be enforced and performance received by or any Guarantor as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Obligations, but without reducing or affecting in any manner the liability of or any Guarantor under this Guaranty.

11.08 Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against or any Guarantor or the Borrowers under any Debtor Relief Laws or otherwise, all such amounts shall nonetheless be payable by each Guarantor immediately upon demand by the Secured Parties.

11.09 Condition of Borrowers. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrowers and any other guarantor such information concerning the financial condition, business and operations of the Borrowers and any such other guarantor as each Guarantor requires, and that none of the Secured Parties has any duty, and no Guarantor is relying on the Secured Parties at any time, to disclose to any Guarantor any information relating to the business, operations or financial condition of the Borrowers or any other guarantor (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

11.10 Intercreditor Agreement. Notwithstanding any other provision contained herein or in any other Loan Document, each of the Loan Parties and the Lender hereby agrees all Liens securing the Obligations has are subject to the Intercreditor Agreement. To the extent there are any terms set forth herein or in the other Loan Documents with respect to the Collateral are in conflict with the terms set forth in the Intercreditor Agreement, the Intercreditor Agreement shall govern.

[Remainder of page is intentionally left blank; signature page(s) follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:

INSEEGO CORP.,

a Delaware corporation

By: /s/ Steven Gatoff

Name: Steven Gatoff

Title: Chief Financial Officer

GUARANTORS:

INSEEGO WIRELESS, INC.,

a Delaware corporation

By: /s/ Steven Gatoff

Name: Steven Gatoff

Title: Chief Financial Officer

INSEEGO NORTH AMERICA, LLC,

an Oregon limited liability company

By: /s/ Steven Gatoff

Name: Steven Gatoff

Title: Manager

LENDER:

BMO BANK N.A.

By: /s/ Jeff Ross

Name: Jeff Ross

Title: Portfolio Manager

Signature Page to Credit and Security Agreement

(BMO / Inseego)